UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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POLYONE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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POLYONE CORPORATION

Notice of 2013

Annual Meeting of Shareholders

and Proxy Statement

April 2, 2013

Dear Fellow Shareholder:

You are cordially invited to attend the PolyOne Corporation Annual Meeting of Shareholders, which will be held at 9:00 a.m. on Wednesday, May 15, 2013, at PolyOne Corporation’s corporate headquarters located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012.

A Notice of the Annual Meeting and the Proxy Statement follow. Please review this material for information concerning the business to be conducted at the Annual Meeting and the nominees for election as Directors.

You will also find enclosed a proxy and/or voting instruction card and an envelope in which to return the card. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return your enclosed proxy and/or voting instruction card, or vote by telephone or over the Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. Your vote is very important. You may, of course, withdraw your proxy and change your vote prior to or at the Annual Meeting, by following the steps described in the Proxy Statement.

I appreciate the strong support of our shareholders over the years and look forward to seeing you at the meeting.

Sincerely,

Stephen D. Newlin Chairman, President and Chief Executive Officer PolyOne Corporation

Please refer to the accompanying materials for voting instructions.

POLYONE CORPORATION

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

The Annual Meeting of Shareholders of PolyOne Corporation will be held at PolyOne Corporation’s corporate headquarters located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012 at 9:00 a.m. on Wednesday, May 15, 2013. The purposes of the meeting are to:

1.	Elect as Directors the ten nominees named in the proxy statement and recommended by the Board of Directors;

2.	Conduct an advisory vote to approve named executive officer compensation;

3.	Ratify the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.	Consider and transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 18, 2013 are entitled to notice of and to vote at the meeting.

For the Board of Directors

LISA K. KUNKLE
Vice President, General Counsel and Secretary

April 2, 2013

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on May 15, 2013:

The proxy statement, proxy card and annual report to shareholders for the fiscal year ended December 31, 2012 are available at our internet website, www.polyone.com, on the “Investors Relations” page.

POLYONE CORPORATION

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

PROXY STATEMENT

Dated April 2, 2013

Our Board of Directors respectfully requests your proxy for use at the Annual Meeting of Shareholders to be held at PolyOne Corporation’s corporate headquarters located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012 at 9:00 a.m. on Wednesday, May 15, 2013, and at any adjournments of that meeting. This proxy statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed proxy card. Common shares represented by a properly signed proxy card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted (1) to elect the nominees listed on pages 4 through 8 of this proxy statement, (2) to approve, by non-binding vote, our named executive officers’ compensation for the fiscal year ended December 31, 2012 and (3) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. You may revoke your proxy before it is voted by giving notice to us in writing or orally at the meeting. Persons entitled to direct the vote of shares held by the following plans will receive a separate voting instruction card: The PolyOne Retirement Savings Plan and PolyOne Canada Inc. Retirement Savings Program. If you receive a separate voting instruction card for one of these plans, you must sign and return the card as indicated on the card in order to instruct the trustee on how to vote the shares held under the respective plan. You may revoke your voting instruction card before the trustee votes the shares held by it by giving notice in writing to the trustee.

Shareholders may also submit their proxies by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are printed on the proxy cards.

We are mailing this proxy statement and the enclosed proxy card and, if applicable, the voting instruction card, to shareholders on or about April 2, 2013. Our headquarters are located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012 and our telephone number is (440) 930-1000.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine Directors. Each Director serves for a one-year term and until a successor is duly elected and qualified, subject to the Director’s earlier death, retirement or resignation. Our Corporate Governance Guidelines provide that all non-employee Directors will retire from the Board not later than the annual meeting of shareholders immediately following the Director’s 72nd birthday, although the Board may waive this limitation if it determines that such a waiver is in PolyOne Corporation’s (“PolyOne” or the “Company”) best interests.

A shareholder who wishes to nominate a person for election as a Director must provide written notice to our Secretary in accordance with the procedures specified in Regulation 12 of our Code of Regulations (“Regulations”). Generally, the Secretary must receive the notice not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. The notice must set forth, as to each nominee, the name, age, principal occupation and employment during the past five years, name and principal business of any corporation or other organization in which such occupation and employment were carried on and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee. The notice must include the nominee’s signed consent to serve as a Director if elected. The notice must set forth the name and address of, and the number of our common shares owned by, the shareholder giving the notice and the beneficial owner on whose behalf the nomination is made and any other shareholders believed to be supporting such nominee.

Following are the nominees for election as Directors for terms expiring in 2014, a description of the business experience of each nominee and the names of other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. Each nominee for election as Director was previously elected by our shareholders, with the exception of Sandra Beach Lin. Ms. Beach Lin was recommended to our Nominating and Governance Committee for election to the Board by a third-party search firm, Nosal Partners LLC. Ms. Beach Lin was subsequently recommended by our Nominating and Governance Committee to the Board and nominated for election as a Director by the Board at the 2013 Annual Meeting of Shareholders. If Ms. Beach Lin is elected as a Director by our shareholders, the size of the Board will increase to ten members. The composition of the Board is intended to reflect an appropriate mix of skill sets, experience and qualifications that are relevant to PolyOne Corporation’s business and governance over time.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a Director, the Board also believes that all of our Director nominees are individuals of substantial accomplishment with demonstrated leadership capabilities. Each of our Director nominees also has the following personal characteristics, which are required attributes for all Board nominees: high ethical standards, integrity, judgment and an ability to devote sufficient time to the affairs of our Company. With the exception of Ms. Beach Lin, each of the nominees is a current member of the Board. The reference below each Director’s name to the term of service as a Director includes the period during which the Director served as a Director of The Geon Company (“Geon”) or M.A. Hanna Company (“M.A. Hanna”), each one of our predecessors. The information is current as of March 18, 2013.

Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees:

Sandra Beach Lin New Director Nominee Age — 55	Retired President, Chief Executive Officer and Director of Calisolar, Inc. (now Silicor Materials Inc.), a solar silicon company. Ms. Beach Lin served in this role from August 2010 until December 2011. She was Corporate Executive Vice President, from February 2009 to July 2010, and Executive Vice President, from July 2007 to February 2009, of Celanese Corporation, a global hybrid chemical company. Ms. Beach Lin currently serves on the Boards of Directors of WESCO International, Inc. and American Electric Power Company, Inc. Ms. Beach Lin also serves on the Boards of Directors of the Committee of 200 and Junior Achievement USA. Ms. Beach Lin has extensive senior executive experience, including as a chief executive officer, managing global businesses in multiple industries. This experience, along with her experience as a director for two other public companies, makes Ms. Beach Lin a valuable member of our Board.

Dr. Carol A. Cartwright Director since 1994 Age — 71	Retired President of Bowling Green State University, a public higher education institution. Dr. Cartwright served in this role from January 2009 until June 2011 and served as Interim President from July 2008 to January 2009. Dr. Cartwright served as President of Kent State University, a public higher education institution, from 1991 until her retirement in June 2006. Dr. Cartwright currently serves on the Board of Directors of FirstEnergy Corp. From 2002 to 2008, Dr. Cartwright served on the Board of Directors of The Davey Tree Expert Company, and from 1997 to 2012, Dr. Cartwright served on the Board of Directors of KeyCorp. We believe that Dr. Cartwright has gained many of the skills and attributes necessary to serve as an effective member of our Board in her 20 years of experience serving as a chief executive officer of large, complex, non-profit organizations. In her leadership role at these organizations, she has had responsibility for direct oversight for strategic planning, program development, financial management, capital construction, human resources, labor negotiations and investments. This specific experience, as well as her proven ability to lead, makes Dr. Cartwright an invaluable member of our Board.

Richard H. Fearon Director since 2004 Age — 57	Vice Chairman and Chief Financial and Planning Officer of Eaton Corporation, a global manufacturing company, since February 2009. Mr. Fearon served as Executive Vice President, Chief Financial and Planning Officer of Eaton from April 2002 until February 2009. Mr. Fearon served as a Partner of Willow Place Partners LLC, a corporate advisory firm, from 2001 to 2002 and was the Senior Vice President Corporate Development for Transamerica Corporation, a financial services organization, from 1995 to 2000. We believe that Mr. Fearon’s financial expertise, experience and knowledge of international operations, knowledge of diversified companies and corporate development expertise provide him with the qualifications and skills to serve as a valued member of our Board. Mr. Fearon’s advice with respect to financial issues affecting our Company is specifically valued and utilized, especially in his role as Chair of our Audit Committee. As a sitting executive and leader at a multi-national corporation, Mr. Fearon is particularly equipped to advise our Board on current issues facing our Company.

Gregory J. Goff Director since 2011 Age — 56	President and Chief Executive Officer of Tesoro Corporation, a leading company in the independent refining and marketing business, since May 2010 and Chairman and Chief Executive Officer of Tesoro Logistics, an NYSE-listed master limited partnership that owns, operates and develops crude oil and refined products and logistics assets, since April 2011. Mr. Goff served as Senior Vice President, Commercial of ConocoPhillips Corporation, an integrated energy company, from 2008 to 2010. Mr. Goff also held various other positions at ConocoPhillips from 1981 to 2008. Mr. Goff serves as a director of the American Fuels and Petrochemical Manufacturers and on the National Advisory Board of the University of Utah Business School. From 2008 to 2010, Mr. Goff served on the Board of Directors of DCP Midstream GP, LLC. We believe that, as a Board member with proven leadership capabilities, Mr. Goff will provide a fresh perspective on our strategy and operations. Mr. Goff’s deep understanding of the energy industry and specialty chemical businesses will provide valuable insight into PolyOne’s strategic planning. His experience as the Chief Executive Officer of a large, independent refining and petroleum products marketing company and his participation as a member of national trade associations provide him with invaluable experience that can enhance our Board.

Gordon D. Harnett Director since 1997 Age — 70	Lead Director of our Board of Directors since July 18, 2007. Retired Chairman, President and Chief Executive Officer of Materion Corp. (formerly known as Brush Engineered Materials Inc.), an international supplier and producer of high performance engineered materials. Mr. Harnett served in this capacity from 1991 until his retirement in May 2006. Mr. Harnett serves on the Boards of Directors of EnPro Industries, Inc. and Acuity Brands, Inc. From 1995 to 2011, he also served on the Board of Directors of The Lubrizol Corporation. We believe that Mr. Harnett’s extensive experience in the specialty chemicals industry provides him with unique skills in serving as a PolyOne Director. Mr. Harnett’s past experience includes leadership roles at a number of specialty chemical companies, including serving as a senior vice president of Goodrich Specialty Chemicals and president of Tremco, in addition to his role as chief executive officer at Brush Engineered Materials. Mr. Harnett is also uniquely qualified to assist our Board on international issues, as he previously resided in Canada and Japan while actively involved in the international operations of his former employers. Mr. Harnett, Chair of our Compensation Committee, is especially knowledgeable in the area of executive compensation, due to his experience serving on the compensation committees of other public companies.

Richard A. Lorraine Director since 2008 Age — 67	Retired Senior Vice President and Chief Financial Officer of Eastman Chemical Company, a specialty chemicals company. Mr. Lorraine served in this capacity from 2003 to 2008. Mr. Lorraine also served as Executive Vice President and Chief Financial Officer of Occidental Chemical Company, a chemical manufacturing company, from 1995 to 2003. Mr. Lorraine serves on the Board of Directors of Carus Corporation. Mr. Lorraine provides our Board with the broad business perspective that he gained in extensive leadership roles in varying industries. He is particularly equipped to advise our Board and Audit Committee on financial issues affecting our Company due to his prior roles as chief financial officer. In addition, he has a significant international background and in-depth commercial experience. All of these attributes provide Mr. Lorraine with valuable skills that he shares with our Board.

Stephen D. Newlin Director since 2006 Age — 60	Chairman, President and Chief Executive Officer of PolyOne since February 2006. Mr. Newlin served as President — Industrial Sector of Ecolab, Inc., a global leader in cleaning and sanitizing specialty chemicals, products and services, from 2003 to 2006. Mr. Newlin served as President and a Director of Nalco Chemical Company, a manufacturer of specialty chemicals, services and systems, from 1998 to 2001 and was President, Chief Operating Officer and Vice Chairman from 2000 to 2001. Mr. Newlin serves on the Boards of Directors of Black Hills Corporation and Oshkosh Corporation. From 2007 to 2012, he also served on the Board of Directors of The Valspar Corporation. We believe that, as our Chief Executive Officer, Mr. Newlin is particularly qualified to serve on our Board. He has gained significant experience in the specialty chemical industry, serving as a top executive officer in this industry for over 30 years. In addition, in his role as our Chief Executive Officer, he has proven that he is an effective leader. He is also able to contribute his knowledge and experience with respect to international issues as a result of his global work responsibilities and living abroad. Mr. Newlin’s depth of Board of Directors experience, having served on six public company boards, has allowed him to understand his role as Chairman versus Chief Executive Officer and has provided him with the skills necessary to serve as an effective leader of our Board.

William H. Powell Director since 2008 Age — 67	Retired Chairman and Chief Executive Officer of National Starch and Chemical Company, a specialty chemicals company. Mr. Powell served in this capacity from 1999 until his retirement in 2006.

Mr. Powell serves on the Boards of Directors of Granite Construction Incorporated and FMC Corporation. From 2007 to 2011, he also served on the Board of Directors of Arch Chemicals, Inc. We believe that Mr. Powell’s previous employment as a chief executive officer has provided him with the leadership skills that are important in serving as a Director of our Company. His prior employment in the specialty chemicals industry is particularly relevant. This experience gives him the knowledge and insight to provide valuable advice and strategic direction in addressing the issues facing our Company. Mr. Powell also serves as a Director of other public companies, which provides him with experiences he can utilize when serving as a member of our Board.

Farah M. Walters Director since 1998 Age — 68	President and Chief Executive Officer of QualHealth, LLC, a health care consulting firm. From 1992 until her retirement in June 2002, Ms. Walters was the President and Chief Executive Officer of University Hospitals Health System and University Hospitals of Cleveland. Ms. Walters currently serves on the Board of Directors of Celanese Corporation. From 1993 to 2006, Ms. Walters served on the Board of Directors of Kerr-McGee Corp. From 2003 to 2006, Ms. Walters served on the Board of Directors of Alpharma Inc. Ms. Walters’ extensive business experience provides her with the attributes and skills that uniquely qualify her to serve as a member of our Board of Directors. She has over ten years of experience as a chief executive officer of a $2 billion company and a proven track record of success in a leadership role. Further, she has served on the Board of Directors of other public companies, including those in the chemical industry. Ms. Walters’ business experience has provided her with the necessary background to allow her to provide practical and relevant advice on the issues facing our Company.

William A. Wulfsohn Director since 2011 Age — 51	President and Chief Executive Officer of Carpenter Technology Corporation, an NYSE-listed leading provider of specialty metals to numerous industries, since July 2010. Mr. Wulfsohn has served as a director of Carpenter since April 2009. From 2005 to 2010, he served as Senior Vice President, Coatings of PPG Industries, a global supplier of coatings and specialty products and services, and from 2003 to 2005, as Vice President, Coatings and Managing Director, PPG Europe. Prior to joining PPG, Mr. Wulfsohn worked for Morton International, a diversified wholly-owned subsidiary of chemical company Rohm & Haas, as Vice President and General Manager, Automotive Coatings; for Rohm & Haas, a global specialty materials company, as Vice President, Automotive Coatings Business Director; and for Honeywell, a diversified technology and manufacturing company, as Vice President and General Manager, Nylon System. He also worked as an Associate with McKinsey & Company, a global management consulting firm. We believe that Mr. Wulfsohn is a valuable addition to our Board. He is a proven leader, with deep and varied experience in technology and successful business operations. His background in managing operations in Europe and Asia/Pacific provides him with international expertise that can be of value to PolyOne. Further, we believe his experience as a Chief Executive Officer of a publicly-traded specialty company has given him unique skills to assist in providing guidance on PolyOne’s continuing transformation.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the members of our Board of Directors be “independent” under the listing standards of the New York Stock Exchange (“NYSE”). To be considered “independent,” the Board of Directors must make an affirmative determination that the Director has no material relationship with us other than as a Director, either directly or indirectly (such as an officer, partner or shareholder of another entity that has a relationship with us or any of our subsidiaries), and that the Director is free from any business, family or other relationship that would reasonably be expected to interfere with the exercise of independent judgment as a Director. In each case, the Board of Directors considers all relevant facts and circumstances in making an independence determination.

The Board of Directors determined that Sandra Beach Lin, Dr. Carol A. Cartwright, Richard H. Fearon, Gregory J. Goff, Gordon D. Harnett, Richard A. Lorraine, William H. Powell, Farah M. Walters and William A. Wulfsohn are independent, and that J. Douglas Campbell and Edward J. Mooney were independent during their tenure on the Board under the NYSE “independent director” listing standards. In making this determination, the Board reviewed significant transactions, arrangements or relationships that a Director might have with our customers or suppliers. In making this determination with respect to Mr. Fearon, the Board determined that the sales of products by the Company to Eaton Corporation, of which Mr. Fearon serves as an executive officer, did not create a material relationship or impair the independence of Mr. Fearon because Mr. Fearon receives no material direct or indirect benefit from such transactions, which were undertaken in the ordinary course of business. For 2012, the amount paid to PolyOne from sales to Eaton Corporation was less than 0.3% of the Company’s consolidated revenues.

Lead Director

Our independent Directors meet regularly in executive sessions. Our Corporate Governance Guidelines provide that the independent Directors are to select a Lead Director to preside at executive sessions. The Lead Director acts as the key liaison between the independent Directors and the Chief Executive Officer and is responsible for coordinating the activities of the other independent Directors and for performing various other duties as may from time to time be determined by the independent Directors. Mr. Harnett has served as our Lead Director since July 2007.

Board Leadership Structure

Mr. Newlin is the Chairman of our Board of Directors and our Chief Executive Officer (“CEO”). The Board of Directors believes that this leadership structure is appropriate for our Company given the experience and active involvement of our independent Directors, our corporate governance practices and our Lead Director’s role. Having a Lead Director role helps to ensure greater communication between management and the independent Directors, increases the independent Directors’ understanding of management decisions and Company operations, and provides an additional layer of independent oversight of the Company. The Board of Directors believes that this approach serves to strike an effective balance between management and independent Director participation in the board process. Combining the Chairman and Chief Executive Officer position gives the Company a clear leader and improves efficiencies in the decision-making process.

Board Attendance

The Board met seven times during 2012, the calendar year being our fiscal year. Each member of our Board attended at least 75% of the meetings held by our Board and the meetings held by the committees of our Board on which such member served during the period for which he served as a Director. Each Director is expected to attend the Annual Meeting of Shareholders. In 2012, all of our Directors serving at that time attended the Annual Meeting of Shareholders.

Committees of the Board of Directors

As of the date of this proxy statement, our Board has nine Directors and the following four committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Environmental, Health and Safety Committee.

The following table sets forth the membership of the standing committees of our Board of Directors as of the date of this proxy statement, and the number of times each committee met in 2012. The current function of each committee is described below.

Director	Audit Committee	Compensation Committee	Environmental Health and Safety Committee	Nominating and Governance Committee
C.A. Cartwright	X			X*
R.H. Fearon	X*			X
G.J. Goff			X	X
G.D. Harnett	X	X*
R.A. Lorraine	X			X
S.D. Newlin			X
W.H. Powell		X	X*
F.M. Walters		X		X
W.A. Wulfsohn		X
Number of Meetings in 2012	8	6	2	2

X — Member

* — Chairperson

If Ms. Beach Lin is elected as a Director, she is expected to serve on the Audit Committee and on the Environmental, Health and Safety Committee.

The Audit Committee meets with appropriate financial and legal personnel and independent auditors to review our corporate accounting, internal controls, financial reporting and compliance with legal and regulatory requirements. The Audit Committee exercises oversight of our independent auditors, internal auditors and financial management. The Audit Committee appoints the independent auditors to serve as auditors in examining our corporate accounts. Our common shares are listed on the NYSE and are governed by its listing standards. All members of the Audit Committee meet the financial literacy and independence requirements as set forth in the NYSE listing standards. The Board of Directors has determined that Mr. Fearon meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission (referred to as “SEC”).

The Compensation Committee reviews and approves the compensation, benefits and other benefits afforded our executive officers and other highly-compensated personnel. The Compensation Committee has similar responsibilities with respect to non-employee Directors, except that the Compensation Committee’s actions and determinations are subject to the approval of the Board of Directors. The Compensation Committee also has oversight responsibilities for all of our broad-based compensation and benefit programs and provides policy guidance and oversight on selected human resource policies and practices. To help it perform its responsibilities, the Compensation Committee makes use of PolyOne resources, including members of senior management in our human resources, legal and finance departments. In addition, the Compensation Committee directly engages the resources of Towers Watson (the “Consultant”) as an independent outside compensation consultant to assist the Compensation Committee in assessing the competitiveness and overall appropriateness of our executive compensation programs. In 2012, the Compensation Committee, assisted by the Consultant, analyzed competitive market compensation data relating to salary, annual incentives and long-term incentives. In analyzing competitive market data, the Compensation Committee reviewed data from a peer group of similarly-sized United States chemical companies and reviewed data from the Consultant’s Compensation Data Bank and other published surveys. The Consultant then assisted the Compensation Committee in benchmarking base salaries and annual and long-term incentive targets. More detailed information about the compensation awarded to our executive officers in 2012 is provided in the “Compensation Discussion and Analysis” section of this proxy statement. The Consultant maintains regular contact with the Compensation Committee and interacts with management to gather the data needed to prepare reports for Compensation Committee review.

The Compensation Committee periodically reviews the relationship with the Consultant including the level and quality of services provided, as well as fees for those services. In addition, expenses for other consulting services provided to the Company by the Consultant that are not related to executive compensation are monitored to ensure that executive compensation consultant independence is maintained. The Consultant did not provide us with services in excess of $120,000 that were in addition to the services provided in connection with its advice and recommendations on the amount or form of executive and director compensation.

The Compensation Committee considered all relevant factors, specifically including six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, (referred to as the “Exchange Act”) in evaluating the independence of the Consultant. The Compensation Committee reviewed each factor in depth, as well as information provided by the Consultant that related to and was responsive to each factor, which assisted in the assessment. Upon completing this assessment, the Compensation Committee determined that the Consultant serves as an independent advisor and that no “conflicts of interest have been raised by the work performed by the Consultant.”

The Compensation Committee also oversees the process by which the Board annually evaluates the performance of the CEO. All members of the Compensation Committee have been determined to be independent as defined by the NYSE listing standards.

The Nominating and Governance Committee recommends to the Board of Directors candidates for nomination as Director and advises the Board with respect to governance issues and directorship practices. All members of the Nominating and Governance Committee have been determined to be independent as defined by the NYSE listing standards.

The Nominating and Governance Committee will consider shareholder suggestions for nominees for election to our Board of Directors. A shareholder that wishes to suggest a Director candidate for consideration by the Nominating and Governance Committee should follow the same procedures described for shareholder nominations for Director on page 3. The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for Directors, including third-party search firms, recommendations from current Board members and recommendations from shareholders. Nominees for election to the Board of Directors are selected on the basis of the following criteria:

•	Business or professional experience;

•	Knowledge and skill in certain specialty areas such as accounting and finance, international markets, physical sciences and technology or the polymer or chemical industry;

•	Personal characteristics such as ethical standards, integrity, judgment, leadership and the ability to devote sufficient time to our affairs;

•	Substantial accomplishments with demonstrated leadership capabilities;

•	Freedom from outside interests that conflict with our best interests;

•	The diversity of backgrounds and experience each member will bring to the Board of Directors; and

•	Our needs from time to time.

While neither the Nominating and Governance Committee nor the Board has a formal policy with respect to the consideration of diversity in identifying director nominees, they do consider diversity when evaluating potential Board nominees. We consider diversity to include race, gender and national origin, as well as differences in viewpoint, background, experience and skills. The Nominating and Governance Committee believes that having a diverse Board leads to more innovation, unique thinking and better governance. At the end of 2012, approximately 22% of our Board members were female. If Ms. Beach Lin is elected as a Director along with all other Director nominees presented in this proxy statement, 30% of our Board members will be female. Diversity is a key characteristic that we will consider, and instruct any third-party search firm we use to consider, in searches for future Board members.

The Nominating and Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Nominating and Governance Committee has established these criteria that any Director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board who is suggested by a shareholder will be evaluated by the Nominating and Governance Committee in the same manner as any other nominee for election to the Board. Finally, if the Nominating and Governance Committee determines that a candidate should be nominated for election to the Board, the Nominating and Governance Committee will present its findings and recommendation to the full Board for approval.

In 2012, the Nominating and Governance Committee used a third-party search firm, Nosal Partners LLC, to identify possible candidates who meet the minimum and desired qualifications, to interview and screen such candidates, to act as a liaison among the Board, the Nominating and Governance Committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Nominating and Governance Committee.

The Environmental, Health and Safety Committee exercises oversight with respect to our environmental, health, safety, security and product stewardship policies and practices and our compliance with related laws and regulations.

The Board of Directors has adopted a written charter for each of the standing committees of the Board of Directors. These charters are posted and available on our website at www.polyone.com under “Corporate Governance” on our investor relations page. The Board and each committee conduct an annual self-evaluation.

Board’s Oversight of Risk

Our Board of Directors oversees a company-wide approach to risk management that is designed to support the achievement of our strategic objectives and improve long-term organizational performance, which we believe will ultimately enhance shareholder value. The Board of Directors believes that risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us as an organization.

Our Board of Directors administers its risk oversight function directly and through its Audit Committee and Environmental, Health and Safety Committee. The Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also receives an annual risk assessment report from our internal auditors. The Environmental, Health and Safety Committee periodically reviews with management the significant risks or exposures faced by the Company relating to safety, health, environmental, security and product stewardship standards and practices. Our Board oversees and monitors these committees in exercising their responsibilities relating to risk. Our Board also provides direct oversight on risk management as it relates to our capital structure, our borrowing and repayment of funds, financial policies, management of foreign exchange risk and other matters of financial risk management, including the utilization of financial derivative products, insurance coverage strategies, banking relationships and other financial matters.

Our Board of Directors sets the appropriate “tone at the top” when it comes to risk tolerance and management by fostering a culture of risk-adjusted decision-making throughout the Company. Our Board ensures that the risk management processes designed and implemented by our management team are adapted to the Board’s corporate strategy and are functioning as directed. The Board of Directors also participates in an ongoing effort to assess and analyze the most likely areas of future risk for the Company by asking our management team to discuss the most likely sources of material future risks and how we are addressing any significant potential vulnerability.

The Board of Directors believes that its leadership structure, as discussed on pages 8 and 9, supports the risk oversight function of the Board of Directors, but that the risk oversight function otherwise has no effect on the Board’s leadership structure.

Code of Ethics, Code of Conduct and Corporate Governance Guidelines

In accordance with applicable NYSE listing standards and SEC regulations, the Board of Directors has adopted a Code of Ethics, Code of Conduct and Corporate Governance Guidelines. These are also posted and available on our website at www.polyone.com, under “Corporate Governance” on our investor relations page.

Our Corporate Governance Guidelines contain a policy relating to majority voting. Pursuant to the policy, any nominee for election as a Director of the Board who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an election of Directors that is not a contested election is expected to tender his or her resignation as a Director to the Board promptly following the certification of the election results. Neither abstentions nor broker non-votes will be deemed to be votes for or withheld from a Director’s election for purposes of the policy, regardless of the rules treating broker non-votes as withheld in uncontested elections of Directors. The Nominating and Governance Committee (without the participation of the affected Director) will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will then take appropriate action on each tendered resignation, taking into account the Nominating and Governance Committee’s recommendation. The Nominating and Governance Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that it considers appropriate, including the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director and his or her contributions to the Board and to PolyOne, and the results of the most recent evaluation of the tendering Director’s performance by the other members of the Board. The Board will promptly disclose its decision whether to accept or reject the Director’s tendered resignation and, if applicable, the reasons for rejecting the tendered resignation.

Communication with Board of Directors

Shareholders and other interested parties who wish to communicate directly with the Board of Directors as a group, the non-management or independent Directors as a group, or with any individual Director may do so by writing to the Secretary, PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is either a “Shareholder-Board of Directors Communication” or an “Interested Party-Board of Directors Communication,” as appropriate.

The Secretary will review all such correspondence and regularly forward to the Board of Directors a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees of the Board or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

Director Compensation

In 2012, we paid our non-employee Directors an annual retainer of $165,000, in quarterly installments (in arrears), consisting of a cash retainer of $75,000 and an award of $90,000 in value of fully vested common shares. We pay individual meeting fees only as follows: $2,000 for each unscheduled Board and committee meeting attended and $1,000 for participation in each unscheduled significant telephonic Board and committee meeting. In addition, the Lead Director and chairpersons of the following committees receive the additional fixed annual cash retainers (payable on a quarterly basis in arrears) listed below:

Role	Annual Cash Retainer
Lead Director	$25,000
Chair, Audit Committee	$15,000
Chair, Compensation Committee	$10,000
Chair, Environmental, Health and Safety Committee	$7,500
Chair, Nominating and Governance Committee	$7,500

We reimburse Directors for their expenses associated with each meeting attended.

Directors who are not our employees may defer payment of all or a portion of their annual cash retainer under our Deferred Compensation Plan for Non-Employee Directors. Directors may also elect to have their cash retainer converted into our common shares. In 2012, we awarded shares to Directors under our 2010 Equity and Performance Incentive Plan, which shares may also be deferred under our Deferred Compensation Plan for Non Employee Directors. Deferred compensation, whether in the form of cash or common shares, is held in trust for the participating Directors. Interest is earned on the cash amounts and dividends, if any, on the deferred common shares accrue for the benefit of the participating Directors.

2012 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash (b) ($)	Stock Awards (c) ($)	Option Awards (d) ($)	Total (e) ($)
J.D. Campbell	58,492	70,190	—	128,682
C.A. Cartwright	82,500	90,000	—	172,500
R.H. Fearon	90,000	90,000	—	180,000
G.J. Goff	75,000	90,000	—	165,000
G.D. Harnett	110,000	90,000	—	200,000
R.A. Lorraine	75,000	90,000	—	165,000
E.J. Mooney	29,464	32,143	—	61,607
W.H. Powell	78,750	90,000	—	168,750
F.M. Walters	75,000	90,000	—	165,000
W.A. Wulfsohn	75,000	90,000	—	165,000

Fees Earned or Paid in Cash (column (b))

Non-employee Directors may defer payment of all or a portion of their $75,000 annual cash retainer (payable on a quarterly basis in arrears) as well as meeting and committee chairperson fees.

Stock Awards (column (c))

Our non-employee Directors’ stock compensation consisted of an annual award (payable on a quarterly basis in arrears) of $90,000 in value of fully vested common shares, which the Directors may elect to defer. We determined the number of shares to be granted by dividing the dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter. We used the following quarterly per share fair market values in calculating the number of shares: March 30, 2012 — $14.48 (1,553 shares); June 30, 2012 — $13.515 (1,664 shares); September 28, 2012 — $16.52 (1,361 shares); and December 31, 2012 — $20.175 (1,115 shares).

Option Awards (column (d))

We did not grant stock options to our non-employee Directors in 2012.

The number of outstanding stock options held by each non-employee Director at the end of the fiscal year is set forth in the following table. All of these options are fully exercisable. In addition, the number of fully-vested deferred shares held in an account for each Director at the end of the fiscal year is set forth below. Stock option exercises conducted by our Directors in 2012 are set forth in the next following table below.

Name	Option Awards: Number of Securities Underlying Unexercised Options (#)	Deferred Stock Awards: Number of Deferred Shares(1) (#)
J.D. Campbell(2)	0	244
C.A. Cartwright	6,000	30,263
R.H. Fearon	0	0
G.J. Goff	0	0
G.D. Harnett	6,000	95,361
R.A. Lorraine	0	46,241
E.J. Mooney(2)	0	0
W.H. Powell	0	46,028
F.M. Walters	6,000	19,551
W.A. Wulfsohn	0	7,458

(1)	Dividends paid on shares held in the Deferred Compensation Plan for Non-Employee Directors are reinvested in shares of PolyOne stock through a dividend reinvestment feature of such Plan. The number of deferred shares reflects shares acquired through dividend reinvestment in 2011 and 2012 (including the fourth quarter dividend declared on October 11, 2012 to shareholders of record on December 12, 2012, which was paid on January 7, 2013).

(2)	Messrs. Campbell and Mooney retired from service on the Board in 2012. A retirement distribution of 89,415 shares was made from the Deferred Compensation Plan for Non-Employee Directors to Mr. Mooney on May 15, 2012. A retirement distribution of 140,688 shares was made from the Deferred Compensation Plan for Non-Employee Directors to Mr. Campbell on October 12, 2012. Mr. Campbell’s remaining 244 shares were deferred into the Deferred Compensation Plan for Non-Employee Directors on December 31, 2012 as part of his fourth quarter 2012 compensation, and were distributed to him as part of his retirement distribution on January 11, 2013.

2012 Option Exercises

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
J.D. Campbell	12,000	$164,370
C.A. Cartwright	12,000	$88,020
R.H. Fearon	15,000	$135,750
G.J. Goff	0	$0
G.D. Harnett	12,000	$92,220
R.A. Lorraine	0	$0
E.J. Mooney	0	$0
W.H. Powell	0	$0
F.M. Walters	6,000	$78,210
W.A. Wulfsohn	0	$0

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows the number of our common shares beneficially owned on March 1, 2013 (including shares the individuals have a right to acquire within 60 days of that date) by each of our Directors and nominees, each of the executive officers named in the Summary Compensation Table on page 40 (the “Named Executive Officers”) and by all Directors and executive officers as a group.

Name	Number of Shares Owned(1)		Right to Acquire Shares		Total Beneficial Ownership
Sandra Beach Lin	0		—		0
Carol A. Cartwright	151,628	(2)	6,000	(3)	157,628
Richard H. Fearon	73,510		—		73,510
Gregory J. Goff	7,420		—		7,420
Gordon D. Harnett	162,547	(2)	6,000	(3)	168,547
Richard A. Lorraine	46,241	(2)	—		46,241
William H. Powell	111,945	(2)	—		111,945
Farah M. Walters	146,998	(2)	6,000	(3)	152,998
William A. Wulfsohn	7,458	(2)	—		7,458
Stephen D. Newlin	324,103		110,300	(4)	434,403
Robert M. Patterson	205,483		53,622	(4)	259,105
Richard J. Diemer, Jr.	50,000		4,230	(4)	54,230
Robert M. Rosenau	147,029		44,520	(4)	191,549
Kenneth M. Smith	114,020		11,625	(4)	125,645
Thomas J. Kedrowski	199,908		9,783	(4)	209,691
18 Directors and executive officers as a group	2,016,417		315,100		2,331,517

(1)	Except as otherwise stated in the following notes, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or other family member of the individual. It includes an approximate number of shares credited to the Named Executive Officers’ accounts in our Retirement Savings Plan, a tax-qualified defined contribution plan. The number of common shares allocated to these individuals from the Retirement Savings Plan is provided by the administrator in a statement for the period ending March 1, 2013, based on the market value of the applicable units held by the individual. Additional common shares may have been allocated to the accounts of participants in the Retirement Savings Plan since the date that the last statement was received from the administrator. No Director, nominee or executive officer beneficially owned, on March 1, 2013, more than 1% of our outstanding common shares. As of that date, the Directors and executive officers as a group beneficially owned approximately 2.6% of the outstanding common shares.

(2)	With respect to the Directors, beneficial ownership includes shares held under the Deferred Compensation Plan for Non-Employee Directors as follows: C.A. Cartwright, 30,263 shares; R.H. Fearon, 0 shares; G.J. Goff, 0 shares; G.D. Harnett, 95,361 shares; R.A. Lorraine, 46,241 shares; W.H. Powell, 46,028 shares; F.M. Walters, 19,551 shares; and W.A. Wulfsohn, 7,458 shares.

(3)	Includes shares the individuals have a right to acquire upon the exercise of options on or before April 30, 2013.

(4)	Includes the number of shares that would be acquired if the individuals’ outstanding and exercisable stock-settled stock appreciation rights were exercised at $22.55, the closing price of PolyOne’s common shares on March 1, 2013.

The following table shows information relating to all persons who, as of March 1, 2013, were known by us to beneficially own more than five percent of our outstanding common shares based on information provided in Schedule 13Gs and 13Ds filed with the SEC:

Name and Address	Number of Shares	% of Shares

FMR LLC 82 Devonshire Street, Boston, Massachusetts 02109(1)	9,434,511	10.592

BlackRock, Inc. 40 East 52nd Street, New York, New York 10022(2)	6,765,834	7.60

The Vanguard Group, Inc. 100 Vanguard Boulevard, Malvern, Pennsylvania 19355(3)	5,197,224	5.83

(1)	As of January 31, 2013, based upon information contained in a Schedule 13G/A filed with the SEC. FMR LLC has sole dispositive power with respect to all of these shares.

(2)	As of December 31, 2012, based upon information contained in a Schedule 13G/A filed with the SEC. BlackRock, Inc. has sole voting power and sole dispositive power with respect to all of these shares.

(3)	As of December 31, 2012, based upon information contained in a Schedule 13G/A filed with the SEC. The Vanguard Group, Inc. has sole voting power with respect to 127,236 of these shares, sole dispositive power with respect to 5,073,388 of these shares and shared dispositive power with respect to 123,836 of these shares.

Stock Ownership Guidelines for Directors

The purpose of our stock ownership guidelines (referred to as the “Guidelines”) is to better align our Directors’ financial interests with those of our shareholders by requiring them to own a minimum level of our shares. In December 2012, we amended our Guidelines to more accurately reflect the market median multiple of retainer. This change was necessary due to significant stock price appreciation that had occurred since the prior adoption of the Guidelines. In order to reflect the Board’s commitment to share ownership and align the interests of our Board members with our shareholders, the required share ownership level for non-employee Directors is a minimum of 22,000 shares.

The Directors are expected to make continuing progress towards compliance with the Guidelines and to comply fully within five years of becoming subject to the Guidelines. For purposes of our Guidelines, the following types of share ownership and equity awards are included as shares owned: shares directly held, shares and phantom shares held in our retirement plans and deferral plans and restricted stock units. All Directors are required to retain 100% of all shares obtained through us, as compensation for services provided to us, with such percentage to be calculated after any reduction in the number of shares to be delivered as a result of any taxes and exercise costs relating to the shares (if applicable). This requirement to retain 100% of all shares obtained from us ceases once the Director has met the Guidelines as long as the Guidelines continue to be met. These policies, as they relate to our Named Executive Officers, are discussed in the “Compensation Discussion and Analysis” section of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that certain of our officers, our Directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC. These officers, Directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms received by us and written representation from certain reporting persons, we believe that, during 2012 and until the date of this proxy statement, all Section 16(a) filing requirements applicable to those officers, Directors and 10% shareholders were satisfied, except that a miscommunication regarding the timing of stock sales over a several day period led to the late filing of a Form 4 to report one transaction for William H. Powell and a misunderstanding regarding how to report transactions made with respect to a Grantor Retained Annuity Trust led to a late filing of a Form 4 to report one transaction for J. Douglas Campbell.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the principles underlying our executive compensation policies as well as our most important executive compensation decisions and practices for 2012. The following disclosure also gives context for the data we present in the compensation tables below and the narratives that accompany the compensation tables.

The following six individuals are our Named Executive Officers for 2012, as that term is defined by the SEC:

Name	Title
Stephen D. Newlin	Chairman, President and Chief Executive Officer
Robert M. Patterson(1)	Executive Vice President and Chief Operating Officer
Richard J. Diemer, Jr.(2)	Senior Vice President and Chief Financial Officer
Robert M. Rosenau	Senior Vice President and President, Performance Products and Solutions
Kenneth M. Smith	Senior Vice President and Chief Information and Human Resources Officer
Thomas J. Kedrowski	Executive Vice President, Global Operations and Process Improvement

(1)	Mr. Patterson served as our Executive Vice President and Chief Financial Officer until he was promoted to serve as our Executive Vice President and Chief Operating Officer on March 7, 2012.

(2)	Mr. Diemer was hired to serve as our Senior Vice President and Chief Financial Officer effective March 7, 2012.

Executive Summary

How Pay is tied to Company Performance

Our compensation programs are designed to: (1) reward employees for generating consistent improvement in Company performance; (2) attract and retain talented executives; and (3) align compensation with the long-term interests of our shareholders; with the ultimate goal of improving long-term shareholder value. We also believe that as an employee’s level of responsibility and performance increase, so should the proportion of performance-based compensation. As a result, and as described in greater detail throughout the CD&A, our executive compensation programs and practices are appropriately aligned with Company performance and link a significant portion of our Named Executive Officers’ pay to sustained business performance over a multi-year period without encouraging excessive risk-taking.

2012 Business Highlights

In 2012, PolyOne delivered strong operating results. Although 2012 was a challenging year for both the domestic and global economies, as a result of the leadership of our Board of Directors and executive officers, and the dedication and hard work of our employees, we continued our trend of improving financial performance. During 2012, our significant accomplishments included:

•	Stock price increased from an $11.55 closing price on December 30, 2011 to a $20.42 closing price on December 31, 2012, which represents a 77% increase;

•	Record Adjusted Earnings Per Share of $1.20, which represents an 18% increase from 2011;

•	Adjusted Operating Margin of 7.4%, which represents a 22% increase from 2011;

•	Revenue increased to $3.0 billion, which represents a 4.5% increase from 2011;

•	Working Capital as a Percentage of Sales of 9.9%, which we consider to be world class performance; and

•	2012 merger and acquisition activity included integrating ColorMatrix into the PolyOne organization, acquiring Glasforms, Inc., and announcing an agreement to acquire Spartech Corporation.

All of this was made possible by our aggressive goal setting, and our relentless efforts to execute our well-defined strategy of specialization, globalization, commercial excellence and operational excellence. We are pleased with the accomplishments in 2012, which strengthen our position and continue our progress on executing this strategy. Our setting of well-defined, strategic goals and our pursuit of achievement of these goals is working, and we believe we are well-positioned to continue our transformation into a high performing global specialty company.

We believe our executive compensation programs described below and in the accompanying tables played a vital role in driving the strong financial results noted above, and appropriately align pay and performance. At the beginning of 2012, we set goals for our annual incentive plan that drove the 2012 increases in Adjusted Operating Income noted above, as well as our impressive Working Capital as a Percentage of Sales results. Due to these outstanding performance results for 2012, our Named Executive Officers (except Mr. Rosenau) earned 187.4% of their target 2012 Annual Plan opportunities based on surpassing our target performance goal. Mr. Rosenau is the only Named Executive Officer with responsibility for business unit specific results, and his Annual Plan opportunity and goal attainment of 200% is based directly on his business unit’s performance against specific performance goals set for 2012.

Our 2010 long-term performance unit award had a one-year performance period (ending on December 31, 2010) based upon Working Capital as a Percentage of Sales. By achieving a 2010 Working Capital as a Percentage of Sales result of 9.6%, in 2012, we paid out cash-settled performance units originally granted in 2010 based on attainment of 200% of target level performance.

In 2011, we changed the performance measure for our long-term performance unit awards from Working Capital as a Percentage of Sales to Adjusted Earnings Per Share in order to drive improvements in shareholder value, and moved to a three-year performance period. In 2012, we maintained Adjusted Earnings Per Share as the performance measure for our cash settled performance units, as well as a three-year performance period. Our Compensation Committee believed that these goals would position us for continued growth. Achieving these measures will allow us to fund operating expenses and pursue acquisition opportunities that we believe will further strengthen our earnings potential and growth. Even with the difficult global economy in 2012, we were able to achieve our pre-set goals and reward our employees for achieving those goals.

We believe the 2012 incentive plan design worked to fully link pay with performance and to drive a stock price increase of 77%, bringing significant value to our shareholders.

Note: Adjusted Earnings Per Share and Adjusted Operating Income for consolidated PolyOne differ from what is reported under United States generally accepted accounting principles (“GAAP”). See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

Executive Compensation Practices and Programs

The executive compensation practices and programs described below and in the accompanying tables played a vital role in driving strong financial results and aligning pay with performance, and are designed to attract and retain a highly experienced, successful team to manage our Company. Our practices and programs are directly linked to our key business objectives and designed to create value for our shareholders.

Highlights of our practices and programs include:

✓	Pay-for-Performance – The majority of executive pay is performance-driven and must be earned every year based on objective, challenging financial goals and individual performance.

➢

Adjusted Operating Income improvement and Working Capital as a Percentage of Sales were the performance measures for our Senior Executive Annual Incentive Plan (referred to as the “Annual Plan”), which was our short-term cash incentive program for 2012.

➢	Adjusted Earnings Per Share was the performance measure for our long-term performance unit cash awards granted in 2012 in order to drive improvements in shareholder value.

➢

We incorporated stock price performance hurdle vesting requirements to the stock appreciation right (or “SAR”) awards granted in 2012 to further align executive compensation with shareholder interests. The hurdles were met in 2012.

✓	Shareholders Approve our Executive Compensation – In May, 2012, 96% of our shareholders approved our Named Executive Officer compensation pursuant to our second advisory “say-on-pay” vote.

✓

Mitigate Undue Risk – We mitigate undue risk associated with compensation, by utilizing maximums on potential payments, including retention provisions in our compensation programs, providing multiple performance targets and maintaining robust Board and management processes to identify risk. We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company, which we validate through a risk assessment of executive compensation that is performed each year.

✓

Meaningful Stock Ownership Guidelines – All Named Executive Officers are subject to stock ownership guidelines, and are either exceeding, or, for our newly-hired Named Executive Officers, are on target to achieve the Guidelines within five years of being subject to such Guidelines.

✓	Annual Review of Share Utilization – Prior to the annual equity award grants to Named Executive Officers, we evaluate annual and aggregate dilution from stock awards.

✓

No Tax Gross-Ups – We do not provide excise tax gross-up benefits for so-called “excess parachute payments” under Section 280G of the Internal Revenue Code in any new management continuity agreements. We also do not provide tax gross-up benefits for financial planning.

✓

No Excessive Executive Benefits – We provide limited executive benefits to our Named Executive Officers that have a sound benefit to the Company’s business. We revised our relocation policy as it relates to the loss on the sale of an executive’s residence. We limit the amount of the reimbursable loss provided to the Named Executive Officers to 80% of the loss, with a maximum total reimbursement of $85,000. In addition, no tax gross-ups on reimbursed losses are provided for this group.

✓

Good Corporate Governance – In addition to our existing policy prohibiting our Named Executive Officers from engaging in speculative transactions involving our securities, in 2013, we also instituted a policy that prohibits the pledging of Company stock.

Pay-for-Performance Analysis

As described more fully below, we believe that the majority of each Named Executive Officer’s compensation should be linked directly to our performance and the creation of shareholder value. The following chart compares cumulative total shareholder return (“TSR”) on our common shares against the cumulative total return of the S&P 500 Index and the S&P Mid Cap Chemicals Index for the five-year period December 31, 2007 to December 31, 2012, assuming in each case a fixed investment of $100 and reinvestment of all dividends. Starting in 2009, our performance has exceeded the S&P 500 Index as well as the S&P Mid Cap Chemicals Index.

We believe that the returns to shareholders shown in the above graph indicate that our pay-for-performance philosophy, compensation plan design and selected metrics are working, and have resulted in performance that has provided increased value to our shareholders over both the short and long-term.

We believe the compensation of our Named Executive Officers has been commensurate with our performance results. The following graph provides a historical perspective comparing our CEO’s earned compensation and our performance to the pay-for-performance of our peer group from 2009-2011 (data and timing limitations prohibit us from providing a 2012 analysis at this time). Our CEO’s earned compensation has been aligned with our recent performance, with his earned compensation approximating the 75th percentile of our peers while our performance as defined below, was in the 100th percentile.

For purposes of this graph, pay is defined as the three-year (2009-2011) sum of base salary, earned annual incentives, the value of stock upon vesting, the value of option/SAR exercises, and earned long-term cash incentives. Three-year performance is based on three-year TSR (2009 – 2011). The peers used in this chart are the same as those listed on page 26 of this proxy statement, except for Ecolab, Inc., which was added to our peer group in December, 2012, and is not reflected in this graph.

Listening to Shareholders and Implementing Shareholder-Friendly Pay Practices

At the 2012 Annual Meeting of Shareholders, we held our second advisory vote on Named Executive Officer compensation. Over 96% of the votes cast were in favor of this advisory proposal. We considered this favorable outcome and believe it conveyed our shareholder’s strong support for the Compensation Committee’s decisions and the existing executive compensation programs and practices. As a result, the Compensation Committee made no material changes in the structure of our compensation programs or pay-for-performance philosophy based on the voting results for the proposal. At the 2013 Annual Meeting of Shareholders, we will again hold an advisory vote to approve the Named Executive Officer compensation. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on Named Executive Officer compensation.

Compensation Philosophy and Objectives

Our executive compensation programs pay for and reward our officers’ performance, are specifically linked to our achievement of strategic operating and financial goals and are designed to be competitive in the marketplace. Our executives are rewarded for performance that meets or exceeds our strategic goals, without encouraging excessive risk-taking that could have a detrimental impact on our long-term results and the interests of our shareholders. We believe the design of our compensation plans and the relative mix of compensation elements successfully motivate our executives to improve our overall corporate performance and the profitability of the specific business unit(s) for which they are responsible, thus maximizing shareholder value. The main objectives of our executive compensation programs are to:

•	Attract, motivate and retain a highly qualified and successful management team to lead PolyOne in setting and effectively executing upon our strategic goals and objectives;

•	Foster a pay-for-performance culture by rewarding the achievement of specified strategic operating and financial objectives that maximize shareholder value; and

•	Ensure our goals and objectives are aligned with the interests of our shareholders by recognizing and rewarding business results and the growth of our share price through incentive programs.

Setting 2012 Executive Compensation Levels

Compensation Consultant

Our executive compensation programs are approved and overseen by the Compensation Committee, which is composed entirely of independent Directors. For 2012, the Compensation Committee retained an independent compensation consultant, Towers Watson (also referred to as the “Consultant”), to assist the Compensation Committee in assessing the competitiveness and overall appropriateness of our executive compensation programs. The Compensation Committee worked in conjunction with the Consultant and with input from members of senior management.

As described below, the Consultant (1) assisted the Compensation Committee by benchmarking compensation and aligning base salaries and annual and long-term incentive targets consistent with our competitive market pay philosophy discussed below, (2) provided guidance on incentive plan design, (3) monitored and communicated to the Compensation Committee trends in executive compensation, and (4) reviewed and provided guidance on the competitive market data on stock ownership guidelines.

Competitive Market Pay Information and Benchmarking

We designed our compensation programs to be competitive with companies of comparable size and industry with whom we compete for executive talent. We analyze competitive market compensation data relating to salary, annual incentives, and long-term incentives annually. The Compensation Committee generally manages individual components of compensation and initially targets total compensation relative to the median (50th percentile) of the competitive market data. However, the Compensation Committee considers other factors, consisting of the responsibilities, performance, contributions and experience of each Named Executive Officer and compensation in relation to other employees to determine final total compensation amounts. As a result, we do not set total direct compensation or the component parts at levels to achieve a mathematically precise market position. For 2012, Mr. Newlin’s compensation was set above the market median, which is aligned with Company performance. We also periodically analyze competitive market compensation data relating to retirement benefits and other benefits. The Compensation Committee obtains advice and recommendations from the Consultant in these and other areas of total compensation.

In analyzing competitive market data for the purpose of determining the market median for 2012, we drew from three independent sources. We first reviewed proxy statement disclosures of a peer group of similarly-sized United States chemical companies to establish an estimate of market compensation for our senior executives. This approach provided insight into specific practices at business competitors or companies facing similar operating challenges.

In recent years we refined our peer group to reflect our progress toward becoming a global specialty company. In 2012, we evaluated our current peers and other potential peers, giving specific consideration to the following factors:

Factor	Peer Group Comparator	PolyOne 2012 Results
Company Revenue	1.8 billion to 10.6 billion	3.0 billion
Total Asset Size	1.3 billion to 16.7 billion	2.1 billion
Employee Numbers	3,000 to 40,000	5,000

We also looked at the frequency with which these companies were used as peers by other companies in our industry, which companies had identified PolyOne as a peer, and whether each potential peer company had a global presence and a specialty chemical focus. In addition, we considered whether each company was in the same Standard Industrial Classification code as PolyOne and whether we compete with them for talent. Each of the companies recommended for our peer group met a majority of the primary criteria that were established. Based on this review, the following companies were removed due to corporate acquisitions: Lubrizol Corporation was removed due to its acquisition by Berkshire Hathaway in 2011; Solutia, Inc. was acquired by Eastman Chemical Company in 2012; Arch Chemicals, Inc. was acquired by Lonza Group Ltd in 2011; and Nalco Holding Company acquired by Ecolab, Inc. in 2011. Effective January 2013, Georgia Gulf Corporation merged with PPG Industries to form Axiall Corporation, which we will evaluate in 2013 for continued inclusion in our peer group. In addition, we included Ecolab, Inc. in our peer group as this company is frequently cited as a premier specialty chemical company, is often used for comparison purposes by investors and others, and is a company with which we compete for resources. As a result, PolyOne’s new peer group consists of the following 16 companies:

PolyOne Peer Group
Albemarle Corporation	Ferro Corporation	RPM International Inc.
A. Schulman, Inc.	FMC Corporation	The Scotts Miracle-Gro Company
Cabot Corporation	Georgia Gulf Corporation (now known as Axiall Corporation)	Sigma-Aldrich Corporation
Cytec Industries Inc.	H.B. Fuller Company	The Valspar Corporation
Eastman Chemical Company	International Flavors & Fragrances Inc.
Ecolab, Inc.	Rockwood Holdings, Inc.

The second and third independent sources of data that we used to augment the peer proxy analysis and provide a better sense of market practices was an analysis performed by the Consultant of competitive market data relating to (1) the chemical industry and (2) other applicable general industries using the following surveys: The Consultant’s Executive Compensation Database, the Consultant’s Top Management Compensation Survey and Mercer’s Executive Compensation Survey. To obtain comparability based on company size, the Consultant’s analysis either referenced a specific sample of companies or calibrated the pay of a broad sample of companies against company size. The specific identity of the companies in these surveys was not material to our use of the comparability data based on this process used by the Consultant.

Review of Named Executive Officer Compensation

Management and the Compensation Committee annually review the specific pay disclosures of our peer group and the broad-based survey data provided by the Consultant. Management uses this data to develop recommendations for the Compensation Committee’s review regarding eligibility, award opportunities, performance measures and goals for the plan periods commencing in the following year. The Compensation Committee discusses and considers this information when making compensation decisions and aligning each of the pay elements with our compensation objectives and relative market practices.

The Compensation Committee and management annually review and consider tally sheets, which are developed by our Human Resources department, to determine the reasonableness of the compensation of our Named Executive Officers. The tally sheets provide information regarding each Named Executive Officer’s base salary, annual incentives, long-term incentives, other benefits, retirement benefits and wealth accumulation.

Annually, the CEO recommends for the Compensation Committee’s review and approval specific base salary and target incentive adjustments for each of the other Named Executive Officers. The CEO makes his recommendations in conjunction with marketplace data and input provided by the Consultant. He did not participate in any discussions with the Compensation Committee involving his own compensation. With guidance from the Consultant regarding market pay levels and based on a rigorous review of 2011 performance and our compensation philosophy, the Compensation Committee determined the appropriate pay levels for the CEO for 2012.

Pay Mix

Our executive compensation programs are also designed to recognize an executive’s scope of responsibilities, leadership ability, and effectiveness in achieving key performance goals and objectives. As an executive’s level of responsibility within PolyOne increases, so does the percentage of total compensation that is linked to performance in the form of variable compensation.

We provide three elements of direct compensation that are discussed in detail below: base salary, annual incentive and long-term incentive compensation. The following table summarizes the allocation of the compensation opportunity at target, or “pay mix,” that was granted in 2012 to the Named Executive Officers, based upon the primary elements of compensation. Both the annual incentive and long-term incentive opportunity represent the variable compensation portion of each Named Executive Officer’s total compensation opportunity, consistent with our overall pay-for-performance philosophy.

	Target Pay Mix Allocation
Named Executive Officer	Base Salary %	Annual Incentive %	Long-Term Incentive %

S.D. Newlin	18%	20%	62%

R.M. Patterson	32%	23%	45%

R.J. Diemer, Jr.	38%	23%	39%

R.M. Rosenau	39%	22%	39%

K.M. Smith	39%	22%	39%

T.J. Kedrowski	39%	22%	39%

Analysis of 2012 Compensation Decisions and Actions

Base Salary

We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. Base salaries for the Named Executive Officers were individually determined by the Compensation Committee after consideration of:

•	Breadth, scope and complexity of the executive’s role;

•	Internal equity (i.e., employees with similar responsibilities, experience and historical performance are rewarded comparably);

•	Current compensation;

•	Tenure in position;

•	Market pay levels and trends around merit increases;

•	Relative position of their salary to the market median for their role;

•	The CEO’s recommendations (for all Named Executive Officers other than the CEO); and

•	Individual performance.

There are three situations that may warrant an adjustment to base salary:

Annual Merit Increase. All employees’ base salaries are reviewed annually for possible merit increases taking into account the above listed factors, but merit increases are not automatic or guaranteed. In recognition of the significant role Mr. Newlin continues to play in transforming PolyOne into a high-performing organization, as well as his strong leadership, and a review of competitive market data, the Compensation Committee approved a three percent adjustment to his annual base salary, as outlined in the below table. In the Compensation Committee’s judgment, this base salary is appropriate in order to fairly compensate and retain Mr. Newlin. The Compensation Committee also increased the annual base salaries of each of the other Named Executive Officers by three percent (excluding Mr. Patterson) in accordance with market pay levels and trends around merit increases, as outlined in the below table.

Promotion or Change in Role. Base salary may be increased to recognize additional responsibilities resulting from a change in an employee’s role or a promotion to a new position however, increases are not guaranteed. In March 2012, Mr. Patterson was promoted to Executive Vice President and Chief Operating Officer, taking on responsibility for all four business segments at PolyOne, and providing strategic direction across all areas of the Company. To ensure his base salary would be aligned with competitive market data for similar positions, the Compensation Committee approved an eight percent increase to his annual base salary, to recognize his increased responsibilities.

Market Adjustment. A market adjustment may be awarded to an individual who is performing successfully when we recognize a significant gap between the market data and the individual’s base salary. No Named Executive Officer received a market adjustment in 2012.

The below table lists the 2012 base salaries that were approved by the Compensation Committee for the Named Executive Officers.

Named Executive Officer	2011 Base Salary	2012 Base Salary	2012 Base Pay Adjustment %
S.D. Newlin	$950,000	$980,000	3%
R.M. Patterson	$475,000	$515,000	8%
R.J. Diemer, Jr.(1)	N/A	$435,000	N/A
R.M. Rosenau	$355,000	$365,000	3%
K.M. Smith	$355,000	$365,000	3%
T.J. Kedrowski	$346,000	$356,000	3%

(1)	Mr. Diemer was hired in March, 2012 and did not have a PolyOne base salary in 2011. Mr. Diemer’s original base salary was benchmarked against competitive market data for similar roles.

Based on the competitive market data provided by the Consultant, we determined that the 2012 salaries of the Named Executive Officers were within a range of 10% above and 10% below the 2012 market medians for comparable positions, which is consistent with our competitive market pay philosophy discussed in the “Competitive Market Pay Information and Benchmarking” section above.

Annual Incentive

To reward our Named Executive Officers for achieving specific performance objectives that would advance our profitability, 2012 target annual incentive opportunities for the Named Executive Officers (as a percentage of base salary) were established as follows:

Named Executive Officer	2012 Annual Incentive Target
S.D. Newlin	110%
R.M. Patterson	70%
R.J. Diemer, Jr.	60%
R.M. Rosenau	55%
K.M. Smith	55%
T.J. Kedrowski	55%

Based on the competitive market data provided by the Consultant, we determined that these Annual Plan opportunities for the Named Executive Officers were again within a range of 10% below to 10% above the 2012 market median for comparable positions, which is consistent with our competitive market pay philosophy discussed in the “Competitive Market Pay Information and Benchmarking” section above.

The Compensation Committee determined, after a thorough evaluation of possible plan designs and performance measures, that we would fundamentally maintain the same Annual Plan design in 2012 as used in 2011, including the same performance measures listed below:

•

Adjusted Operating Income. Adjusted Operating Income is defined as Operating Income less any special items (which consist of non-recurring items as set forth in our quarterly earnings releases) and Sunbelt equity earnings.

•	Operating Income. Operating Income refers to operating income in accordance with GAAP.

•

Working Capital as a Percentage of Sales. Working Capital as a Percentage of Sales is calculated by taking the average 13 months of working capital divided by the sum of 12 months of 2012 sales, where working capital equals (1) trade accounts receivable plus (2) inventory minus, (3) trade accounts payable.

The Compensation Committee’s review indicated that, given the successful alignment between pay and performance in 2011, we would utilize the same performance measures in 2012 as used in 2011. We maintained these performance measures as they were the most critical elements of PolyOne’s performance for both 2011 and 2012.

The weightings of the performance measures used for all the Named Executive Officers in the 2012 Annual Plan were as follows:

(1)	Mr. Rosenau has responsibility for business unit specific results (namely our Performance Products and Solutions business unit), and his Annual Plan opportunity is based on 65% Operating Income for such business unit and 35% Working Capital as a Percentage of Sales for such business unit. For all other Named Executive Officers, the measure is Company Adjusted Operating Income and Company Consolidated Working Capital as a Percentage of Sales.

We set aggressive goals in 2012 that focused our efforts on those factors that we believe were critical to our on-going success, including profitable growth, earnings improvement, cash generation from working capital, efficiencies in our operations and the continued implementation of our overall strategy. In 2012, we were able to sustain our strong performance from the previous year by maintaining a world-class performance Working Capital as a Percentage of Sales with a result of 9.9%. As a result of this performance, the Company Working Capital as a Percentage of Sales incentive goal attainment and the Performance Products and Solutions Working Capital as a Percentage of Sales incentive goal attainment was 200% of our target performance level.

In addition, on a consolidated basis, our performance and results under the total Company Adjusted Operating Income metric were strong; Adjusted Operating Income increased 22% from 2011 to $221 million in 2012. Thus, Company Adjusted Operating Income achieved 180.7% of the target performance level and our performance and results for our Performance Products and Solutions Operating Income metric exceeded the upper end of the performance range and paid at 200% of target performance level. We viewed the targeted level of performance for this metric as very challenging to achieve, and the actual level of performance reflects exceptional results. The Operating Income performance of our business units varied greatly due to the uncertain global economy with resulting attainment levels that ranged from 57% to 200% of target.

The performance measures and targets, and the respective levels of achievement for each performance measure under the 2012 Annual Plan for our Named Executive Officers are set forth below. Payouts are capped at 200% of a participant’s award amount at target.

	2011 Actual Result	2012 Goals				2012 Payout as % of Target
Performance Measure ($ in millions)		Threshold 50%	Target 100%	Maximum 200%	2012 Actual Result
Company Adjusted Operating Income	$180.6	$180.9	$201.2	$226.0	$221.0	180.7%
Company Consolidated Working Capital as a Percentage of Sales(1)	9.6%	11.1%	10.5%	10.0%	9.9%	200%
Performance Products and Solutions Company Operating Income	$62.4	$54.9	$60.5	$70.3	$74.9	200%
Performance Products and Solutions Consolidated Working Capital as a Percentage of Sales	5.4%	5.5%	5.2%	5%	4.6%	200%

(1)	Actual 2011 Company Consolidated Working Capital as a Percentage of Sales of 9.6% excluded ColorMatrix. As a result of our acquisition of ColorMatrix, our Company Consolidated Working Capital as a Percentage of Sales was increased slightly in 2012.

The actual amounts earned by the Named Executive Officers under the Annual Plan for 2012 are set forth in the Non-Equity Incentive Plan Compensation column of the 2012 Summary Compensation Table. The Annual Plan, as it applies to the Named Executive Officers, is intended to comply with Section 162(m) of the Internal Revenue Code. A more detailed discussion of Section 162(m) of the Internal Revenue Code appears in the “Tax Considerations” section below.

Long-Term Incentive

We also provide performance-based long-term incentive compensation to our senior executives, including the Named Executive Officers, to directly tie the interests of these individuals to the interests of our shareholders. We believe that long-term incentive compensation is an important retention tool. At the Annual Meeting in May 2010, our shareholders approved the 2010 Equity and Performance Incentive Plan (referred to as the “2010 Plan” or the “Long-Term Incentive Plan”), which was used to make long-term equity incentive awards in 2012. At the Annual Meeting in May, 2012, our shareholders approved the First Amendment to the 2010 Plan (referred to as the “2010 Amended Plan”). Future Long-Term Incentive Plan grants, including the 2013 grants, are expected to be made under the 2010 Amended Plan.

Individual Long-Term Incentive Plan targets, which are reflected as a percentage of base salary, are established with consideration of our competitive market pay philosophy discussed in the “Competitive Market Pay Information and Benchmarking” section above and are intended to reward the Named Executive Officers for achieving specific performance objectives. The Long-Term Incentive Plan grants for 2012 are based upon our closing stock price on December 31, 2011. The accounting value of the grant is determined using the grant date of the award. The value of the grant varies as the stock price increases or decreases in the interim. In order to focus participants on the long-term performance goals critical to our success and investment success for our shareholders, the Compensation Committee approved the following individual target Long-Term Incentive Plan opportunities for the Named Executive Officers during the first quarter of 2012:

	Long-Term Incentive Opportunity
Named Executive Officer	2011 Target (as a percentage of base salary)	2012 Target (as a percentage of base salary)
S.D. Newlin	350%	350%
R.M. Patterson	135%	140%
R.J. Diemer, Jr.(1)	N/A	100%
R.M. Rosenau	100%	100%
K.M. Smith	100%	100%
T.J. Kedrowski	100%	100%

(1)	Mr. Diemer was hired in March, 2012 and did not have a PolyOne Long-Term Incentive Plan opportunity in 2011.

Based on 2012 competitive market data provided by the Consultant, we determined that the individual Long-Term Incentive Plan opportunities granted to the Named Executive Officers in 2012 ranged from 17% below to 25% above the 2012 market median for comparable positions, and individual opportunities varied based on time with the Company, individual performance and leadership efforts.

Awards Granted in 2012

In February 2012, we granted Long-Term Incentive Plan awards under the 2010 Plan. After a thorough evaluation of other possible equity vehicles, the Compensation Committee decided to retain the same three equity vehicles we used in 2011, which are listed below, to continue to provide balance between the relative values of the three components and to efficiently use the shares available under the 2010 Plan. However, we shifted 5% of the value previously allocated to cash-settled performance units to SARs in order to align the Long-Term Incentive Plan opportunity more closely with shareholder interests by emphasizing stock price appreciation. Of these three equity vehicles, the cash-settled performance units and the SARs were established with requisite performance conditions. The amount of performance units earned by the Named Executive Officers is determined based on our achievement of Adjusted Earnings Per Share performance goals, and the SARs were designed to vest based on our achievement of certain stock price hurdles described below, and additionally vest in annual time-based tranches over a three-year period from the date of the grant. The restricted stock units are time-based awards that vest in their entirety on the third anniversary of the grant date.

Award	2011 Weighting	2012 Weighting
Cash-Settled Performance Units	34%	29%
Stock Appreciation Rights (SARs)	33%	38%
Restricted Stock Units (RSUs)	33%	33%

Cash-Settled Performance Units

The cash-settled performance units granted in February 2012 will be earned based on achieving performance goals relating to our Adjusted Earnings Per Share during the three-year period 2012-2014. The Compensation Committee maintained Adjusted Earnings Per Share as the performance measure in order to drive improvements in shareholder value. In 2012, we instituted the following four performance periods and relative weightings to drive annual performance as well as cumulative performance (requiring yearly, as well as cumulative, performance goals ensures that Adjusted Earnings Per Share growth is a constant and visible incentive goal for our Named Executive Officers to achieve each year).

Performance Period	Weighting
January 1, 2012 through December 31, 2012	25%
January 1, 2013 through December 31, 2013	25%
January 1, 2014 through December 31, 2014	25%
January 1, 2012 through December 31, 2014	25%

The attainment level for the cash-settled performance units will be determined at the end of each applicable performance period. We established threshold, target and maximum Adjusted Earnings Per Share goals for each of the above listed performance periods. Participants will earn, for the applicable performance period: (1) 100% of the target award of cash-settled performance units upon attainment of the target performance level; (2) 50% of the target award upon attainment of the threshold performance level or (3) 200% of the target award upon attainment of the maximum (or greater) performance level. If final performance falls between the threshold and target or between target and maximum, earned award amounts will be interpolated. If threshold performance is not achieved, no award will be paid to the participants for the applicable performance period. The cash-settled performance units generally do not vest and pay out until December 31, 2014, in order to serve as a retention vehicle.

We do not disclose the specific Adjusted Earnings Per Share goals that we have established for the cash-settled performance units granted in 2012 in this proxy statement because (1) these goals relate to executive compensation to be earned and/or paid in future years and do not effect a fair understanding of the Named Executive Officers’ compensation for 2012 and (2) we believe that disclosure of such goals while the applicable performance period is on-going would cause us competitive harm. However, we expect to disclose such goals in future proxy statements once the applicable performance periods have ended as part of our discussion and analysis about the amounts earned by the Named Executive Officers under these awards. In setting the applicable target levels, the Compensation Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. When establishing the specific goals for the Adjusted Earnings Per Share performance metric, we specifically considered how likely it will be for us to achieve the goals. We believe that the threshold goals have been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our Named Executive Officers, to achieve. Achievement of the maximum goal is considered to be a stretch goal given current market conditions.

The performance unit grants made in 2012 for the Named Executive Officers under the 2010 Plan are set forth in the 2012 Grants of Plan-Based Awards table.

Stock-Settled SARs

To continually reinforce our ongoing commitment to enhancing shareholder value, the Named Executive Officers received an award of performance-based SARs that, when exercised by the holder, are settled in our common shares. Each SAR granted to our Named Executive Officers in 2012 has a base price equal to the closing market price of our common shares on the date of grant. For the 2012 grants, SARs initially vest one-third upon attaining each of the following stock price hurdles for thirty consecutive trading days: 10%, 15% and 20% increase respectively over the initial grant date closing stock price of $14.61. These hurdles were achieved in 2012. The SARs are then subject to additional time-based vesting requirements that lapse one-third on each of the first three anniversaries of the date of the grant, generally subject to the officer’s continued employment. They have an exercise term of ten years.

The performance-based SARs granted in 2012 to the Named Executive Officers under the 2010 Plan are set forth in the 2012 Grants of Plan-Based Awards table.

Restricted Stock Units (RSUs)

To promote share ownership and enhance the retention of our executives, we also granted time-based RSUs in 2012 to all Named Executive Officers. The RSUs vest on the third anniversary of the grant date. The time-based RSUs granted in 2012 to the Named Executive Officers under the 2010 Plan are set forth in the 2012 Grants of Plan-Based Awards table.

Awards Granted in Prior Years

In 2011, the Compensation Committee approved the attainment level of cash-settled performance units granted at the start of 2010 for performance during the period January 1, 2010 through December 31, 2010. The performance units were not to be paid until the end of the three-year vesting period, which began in 2010, for retention purposes. These cash-settled performance units were earned by achieving performance goals related to our Working Capital as a Percentage of Sales over the one-year performance period. In 2012, the Named Executive Officers received a cash payout based on an attainment of 200% of the target level performance for this goal, as reflected below:

	2010 Goals
Performance Measure	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Result	% Attainment
Working Capital as a Percentage of Sales	12.0%	11.5%	10.6%	9.6%	200%

Payouts for the cash-settled performance units originally granted in 2010 to the Named Executive Officers under the Long-Term Incentive Plan are reflected in the Non-Equity Incentive Plan Compensation column of the 2012 Summary Compensation Table in this proxy statement. Due to the uncertainty in the tax environment, the payment was made in December, 2012 instead of January, 2013.

All equity awards outstanding as of December 31, 2012 are set forth in the Outstanding Equity Awards at 2012 Fiscal Year-End table in this proxy statement.

Retirement Benefits

We offer the following retirement benefits to eligible employees and certain Named Executive Officers as specified below. Additional details about these plans, as they apply to the Named Executive Officers, are included in the narrative to the 2012 Pension Benefits Table and 2012 Deferred Compensation Table in this proxy statement.

•

A defined contribution retirement benefit available to all United States employees through an Internal Revenue Code tax-qualified profit sharing/401(k) plan (referred to as the “Qualified Savings Plan”);

•

An unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan (referred to as the “Nonqualified Savings Plan”), but without the Internal Revenue Code contribution and earnings limitations;

•

An employer-funded Internal Revenue Code-qualified defined benefit pension plan (referred to as the “Qualified Pension Plan”), as well as an unfunded, nonqualified defined benefit pension plan (referred to as the “Benefit Restoration Plan”), under which Messrs. Rosenau and Smith are eligible, along with certain other employees, to receive frozen benefits. In addition, since becoming retirement eligible (55 years of age with 10 years of service), Messrs. Rosenau and Smith are eligible to receive certain retiree medical benefits for which they will be required to pay 100% of the notional annual premium; and

•

A supplemental retirement benefit for Mr. Newlin that provides annual supplemental retirement payments, payable in the form of a 15-year certain and continuous life annuity, conditioned upon his execution of a release and waiver and upon a “qualifying separation from service” (as such term is defined in his employment agreement).

Other Benefits

We provide minimal benefits to the Named Executive Officers, which we believe are necessary to compete for executive talent. The additional benefits for the Named Executive Officers generally consist of a benefit allowance, limited reimbursement of expenses for financial planning and tax preparation, a moving allowance (where applicable), and an annual physical examination. The specific amounts attributable to other benefits for 2012 for the Named Executive Officers are disclosed in the 2012 Summary Compensation Table in this proxy statement.

The benefit allowance, and reimbursement of expenses for financial planning and tax preparation are treated as taxable income to the Named Executive Officers and are not grossed up by the Company. The moving allowance is also treated as taxable income to the Named Executive Officers. Tax gross-ups are provided for taxable moving allowances and imputed income for spouse/guest travel.

We also provide other benefits such as medical, dental, life insurance and disability coverage to each United States based Named Executive Officer, which are benefits identical to the benefits provided to all other eligible United States based employees. We provide vacation and paid holidays to all employees, including the Named Executive Officers. The Named Executive Officers were eligible for the following vacation periods in 2012: Mr. Newlin — five weeks; Mr. Patterson — four weeks; Mr. Diemer – 4 weeks; Mr. Rosenau — five weeks; Mr. Smith — five weeks; and Mr. Kedrowski — four weeks.

Employment Agreements with Named Executive Officers

Mr. Newlin is a party to an employment agreement with us, as described below. We do not maintain employment agreements with any of the other Named Executive Officers, although each of our Named Executive Officers is a party to a Continuity Agreement, as described in “Potential Payments Upon Termination or Change of Control” below.

Mr. Newlin

On February 6, 2006, we entered into an agreement with Mr. Newlin, under which he serves as our Chairman, President and Chief Executive Officer. We entered into this agreement in order to attract Mr. Newlin to PolyOne and set the terms of his employment. The agreement provided for specified equity awards that were intended to serve as an inducement to join PolyOne, set an initial base salary and provided for his participation in our various long-term incentive and benefit plans in effect during the term of his employment. In addition, the agreement provides for certain payments upon termination of employment, as described more fully in “Potential Payments Upon Termination or Change of Control” below. Mr. Newlin’s agreement also provides for a supplemental retirement benefit, as described above and more fully in the narrative for the 2012 Pension Benefits Table in this proxy statement.

Tax Considerations

Cash compensation, such as base salary and annual incentive compensation, is taxable to the recipient as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under Internal Revenue Code tax-qualified plans, such as a 401(k) plan, do not affect our current tax deduction. Deferrals under supplemental executive deferral plans delay our tax deduction until the deferred amount (and any accumulation thereon) is paid. Stock-settled SARs are generally taxable as ordinary income when exercised, RSUs are taxable as ordinary income when they vest, and cash-settled performance units are generally taxable when paid. We realize a tax deduction at those specified times. The Compensation Committee reviews potential tax implications before making decisions regarding compensation.

Management and the Compensation Committee are aware of Section 162(m) of the Internal Revenue Code, which generally limits the deductibility of executive pay in excess of one million dollars for certain Named Executive Officers, and which specifies the requirements for the “performance-based” exemption from this limit. The Compensation Committee generally intends for our incentive programs to qualify for the performance-based exemption. It also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives.

Accounting Considerations

When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the Compensation Committee review and consider the accounting implications of a given award, including the estimated expense and/or dilutive considerations. Depending upon the type of accounting treatment associated with an incentive plan design, management and the Compensation Committee may alter or modify the incentive award due to the accounting treatment if the award (and the related accounting consequences) were to adversely affect our financial performance.

Executive Compensation Governance

Stock Ownership and Retention Guidelines

In order to better align the financial interests of our executives with those of our shareholders, we believe our executives should own a meaningful number of shares of PolyOne stock. We have adopted Guidelines specifying a minimum level of stock ownership for all executives, including all Named Executive Officers. In December 2012, we amended our Guidelines to more accurately reflect the market median multiple of salary for all of our executive officers, including our Named Executive Officers. This change was necessary due to significant stock price appreciation that had occurred since the prior adoption of the Guidelines.

The current retention requirements state that all officers are required to retain 100% of all net shares obtained through the Company as compensation for services provided. The requirement to retain 100% will cease when the Guidelines have been met provided that an officer can only divest of a number of shares such that the Guidelines continue to be met. In general, shares counted toward required ownership include shares directly held, shares and phantom shares held in our retirement or deferral plans, and RSUs. The specific levels of stock ownership for the Named Executive Officers are noted in the following table. Executives are expected to accumulate the specified shares within five years of their becoming subject to the Guidelines. These policies, as they relate to our Directors, are discussed in the “Stock Ownership Guidelines for Directors” section of this proxy statement.

Stock Ownership Guidelines

	Newlin	Patterson	Diemer	Rosenau	Smith	Kedrowski
Stock Ownership Target (in shares)	275,000	120,000	75,000	45,000	45,000	45,000
Prorated Stock Ownership Target (in shares)(1)		96,000	15,000
Multiple of Salary (based on 3/1/13 closing stock price of $22.55)	5.9	3.9	0.8	2.8	2.8	2.5
Total Share Ownership as of 3/1/13	581,304	258,859	97,917	168,674	139,965	226,453
Value of Total Share Ownership as of 3/1/13	$13,108,413	$5,837,276	$2,208,033	$3,803,599	$3,156,211	$5,106,515
Value of Share Ownership as a Multiple of Salary	12.48	10.59	5.08	10.42	8.65	12.77

(1)	Mr. Patterson and Mr. Diemer have been with PolyOne less than five years and are not yet required to reach 100% of the full Guidelines (120,000 shares for Mr. Patterson and 75,000 shares for Mr. Diemer). The stock ownership targets for Messrs. Patterson and Diemer have been reduced to reflect that each have been with PolyOne for less than five years.

Timing with Respect to Equity Award Grants

We have adopted a policy with respect to the timing of the grant of equity awards, which provides that equity awards are granted pursuant to approval by the Board or the Compensation Committee or, pursuant to authority delegated by the Board or the Compensation Committee to the Chief Executive Officer. Such grants generally should be made at times when the Company is not in possession of material non-public information; and not made during a “blackout period,” which is the period of time that is in close proximity to the release of financial or material non-public information. The policy further provides that, to the extent practicable, annual grants to existing employees should be approved at regularly scheduled meetings and that the grant price for any stock option or stock appreciation right shall not be less than the fair market value of the Company’s common shares on the date of grant (which is defined as the closing price of our common shares on the date of grant).

Clawback Policy

We have adopted a policy that is consistent with the requirements of the Sarbanes-Oxley Act of 2002, which requires the Chief Executive Officer and Chief Financial Officer to reimburse us for any awards received during the twelve-month period following the release of financial results that subsequently require an accounting restatement due to material noncompliance with any financial reporting requirement if they are subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act. If necessary, we plan to modify our policy to comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), when the SEC or NYSE implements rules and regulations.

Prohibition on Hedging and Pledging

Our Securities Trading Policy currently provides that, consistent with our philosophy to encourage long-term investments, Directors, officers and certain other employees of PolyOne are prohibited from engaging in any speculative transactions involving our securities, including buying or selling puts or calls, short sales, or margin purchases of our securities. Directors, Officers and certain other employees are also prohibited from pledging our securities. If necessary, we plan to modify our policy to comply with the provisions of the Dodd-Frank Act when they are finalized.

Executive Compensation

The following tables, narrative and footnotes discuss the compensation of our Named Executive Officers.

2012 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by, and the compensation opportunity granted to, our principal executive officer, our principal financial officers that served in such capacity in 2012, and our other three most highly compensated executive officers for 2012, during the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010, as applicable.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non- Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Stephen D. Newlin, Chairman, President and Chief Executive Officer	2012	978,846	—	1,519,440	1,611,627	4,081,699	1,273,625	336,808	9,802,045
	2011	946,538	—	1,285,508	1,282,148	4,088,859	520,514	309,7591	8,433,326
	2010	860,000	—	967,589	850,590	3,030,236	538,990	1,263,730	7,511,135
Robert M. Patterson, Executive Vice President and Chief Operating Officer	2012	513,461	—	318,498	338,997	1,071,941	—	107,419	2,350,317
	2011	473,269	—	247,327	247,660	996,654	—	97,152	2,062,062
	2010	424,231	—	191,760	167,700	509,077	—	71,168	1,363,936
Richard J. Diemer, Jr., Senior Vice President and Chief Financial Officer	2012	339,635	—	537,100	185,500	381,885	—	109,706	1,553,826
Robert M. Rosenau, Senior Vice President, President of Performance Products and Solutions	2012	359,615	—	151,944	161,857	636,766	283,024	63,024	1,656,231
Kenneth M. Smith, Senior Vice President, Chief Information and Human Resources Officer	2012	359,615	—	151,944	161,857	612,645	249,773	84,186	1,620,021
	2011	350,769	—	131,809	130,732	617,187	158,619	83,045	1,472,161
	2010	340,923	—	107,865	94,380	504,501	130,531	70,308	1,248,508
Thomas J. Kedrowski, Executive Vice President, Global Operations and Process Improvement	2012	350,615	—	151,944	161,857	593,368	—	64,329	1,322,114
	2011	341,000	—	131,809	130,732	596,738	—	75,073	1,275,352
	2010	328,769	—	107,865	94,380	484,735	—	221,966	1,237,715

(1)	Compensation for Mr. Diemer is provided only for 2012 as he was hired as our Senior Vice President and Chief Financial Officer in March 2012. Compensation for Mr. Rosenau is provided only for 2012 because he was not a Named Executive Officer in 2010 and 2011.

Bonus (column (d))

No amounts are reported in this column because the Company paid annual incentives to the Named Executive Officers based upon pre-determined performance metrics. These payments, which were made under the Company’s Annual Plan, are reported in the Non-Equity Incentive Plan Compensation column (column (g)).

Stock Awards (column (e))

The amounts reported in the stock awards column include, for 2012, time-vested stock settled RSUs granted in 2012 to the Named Executive Officers under our 2010 Plan. The amounts reported for 2012 represent the grant date fair value of those stock awards determined pursuant to FASB Accounting Standards Codification (“ASC”) Topic 718. For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 14, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. These grants are described more fully in the narrative following the 2012 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Analysis of 2012 Compensation Decisions and Actions — Long-Term Incentive — Awards Granted in 2012 — Restricted Stock Units” section of this proxy statement.

The Company cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from these awards. To what extent a Named Executive Officer realizes value will depend on our stock price and continued employment.

Option Awards (column (f))

The amounts reported in the Option Awards column include, for 2012, stock-settled SARs with time and performance based vesting requirements that were granted in 2012 to the Named Executive Officers under our 2010 Plan. The amounts reported for 2012 represent the grant date fair value of those SARs granted to each of the Named Executive Officers, calculated in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 14, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. These grants are described more fully in the narrative following the 2012 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Analysis of 2012 Compensation Decisions and Actions — Long-Term Incentive — Awards Granted in 2012 — Stock-Settled SARs” section of this proxy statement.

The Company cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. To what extent a Named Executive Officer realizes value will depend on our stock price and continued employment.

To see the value actually received upon exercise of SARs by the Named Executive Officers in 2012, refer to the Option Exercises and Stock Vested table section of this proxy statement.

Non-Equity Incentive Plan Compensation (column (g))

The amounts reported in the Non-Equity Incentive Plan Compensation column for 2012 reflect the amounts earned by each Named Executive Officer under the 2012 Annual Plan (and received in February, 2013), and under the 2010 — 2012 Long-Term Incentive Plan awards (and received in December, 2012). The terms of the Annual Plan are described more fully in the narrative following the 2012 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Analysis of 2012 Compensation Decisions and Actions — Annual Incentive” section of this proxy statement.

The terms of the 2010 — 2012 Long-Term Incentive Plan cash-settled performance units are described more fully in the narrative following the “Compensation Discussion and Analysis — Analysis of 2012 Compensation Decisions and Actions — Awards Granted in Prior Years” section of this proxy statement. The amounts earned by the named Executive Officers under each award are listed below.

Name	Annual Plan ($)	Cash-Settled Performance Units ($)
S.D. Newlin	2,017,794	2,063,905
R.M. Patterson	673,559	398,382
R.J. Diemer, Jr.	381,885	N/A
R.M. Rosenau	395,577	241,189
K.M. Smith	370,656	241,989
T.J. Kedrowski	361,379	231,989

Change in Pension Value and Nonqualified Deferred Compensation Earnings (column (h))

The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2012 are comprised entirely of changes between December 31, 2011 and December 31, 2012.

Mr. Newlin is entitled to a supplemental retirement benefit under his employment agreement, as described more fully in the “Compensation Discussion and Analysis — Analysis of 2012 Compensation Decisions and Actions — Retirement Benefits” section of this proxy statement. The amount listed for him for 2012 represents the aggregate change in actuarial present value (determined by subtracting the December 31, 2011 actuarial present value from the December 31, 2012 actuarial present value) of the annual benefit payment that will be payable as a 15-year certain and continuous life annuity beginning at age 59.9 and assumes that Mr. Newlin has a “Qualifying Separation from Service” as that term is defined in his employment agreement.

Messrs. Rosenau and Smith participate in the Qualified Pension Plan and the Benefit Restoration Plan that existed prior to our formation in 2000 through the consolidation of Geon and M.A. Hanna. The amounts listed for them represent the aggregate change in actuarial present value (determined by subtracting the December 31, 2011 actuarial present value from the December 31, 2012 actuarial present value) of Messrs. Rosenau and Smith’s accumulated benefits under the Qualified Pension Plan and the Benefit Restoration Plan.

All Other Compensation (column (i))

The amounts reported in the All Other Compensation column for 2012 reflect, for each Named Executive Officer, the sum of (1) the incremental cost to the Company of all other executive benefits, (2) dividend equivalents on outstanding RSUs and (3) the amounts contributed by the Company to the Qualified Savings Plan and the Nonqualified Retirement Plan. Amounts contributed to either the Qualified Savings Plan and the Nonqualified Retirement Plan are calculated on the same basis for all participants, including the Named Executive Officers. The material provisions of the Qualified Savings Plan and the Nonqualified Retirement Plan are described in the narrative following the “2012 Pension Benefits” section of this proxy statement.

The following table outlines those other executive benefits and additional all other compensation required by SEC rules to be separately quantified. The narrative following the table describes all categories of other benefits and other personal benefits provided by the Company in 2012.

Name (a)	Benefit Allowance ($) (b)	Financial Planning & Tax Preparation ($) (c)	Dividend Equivalents on Outstanding RSUs ($) (d)	Executive Physical ($) (e)	Company Contributions to Qualified Savings Plan ($) (f)	Company Contributions to Nonqualified Retirement Plan ($) (g)	Moving Allowance ($) (h)	Spouse/ Guest Travel ($) (i)	Tax Gross-ups ($) (j)	Total ($) (k)
S.D. Newlin	24,000	13,000	62,380	3,575	16,250	178,991	0	22,675	15,938	336,808
R.M. Patterson	7,200	10,000	12,500	2,036	16,250	56,012	0	2,009	1,412	107,419
R.J. Diemer, Jr.	0	3,500	7,000	3,300	16,250	5,826	44,356	0	29,474	109,706
R.M. Rosenau	19,200	10,000	6,560	0	16,250	7,835	0	1,867	1,312	63,024
K.M. Smith	19,200	8,464	6,560	2,200	16,250	31,512	0	0	0	84,186
T.J. Kedrowski	19,200	10,000	6,560	0	16,250	12,319	0	0	0	64,329

Benefit Allowance (column (b))

The Company provides nominal benefit allowances to certain executives, including the Named Executive Officers.

Financial Planning and Tax Preparation (column (c))

The Company provides a taxable reimbursement to the Named Executive Officers for financial planning, which may include tax preparation and estate planning services. No tax reimbursement is provided to the Named Executive Officers for this benefit.

Dividend Equivalents on Outstanding RSUs (column (d))

The 2010 Plan provides for dividend equivalents on outstanding RSUs for all eligible participants, including the Named Executive Officers, which are deferred and contingent upon meeting the vesting requirements of the underlying RSUs. The amounts in this column represent dividend equivalents attributable to outstanding RSUs in 2012, including dividends declared on October 11, 2012 to shareholders of record on December 12, 2012 and paid on January 7, 2013. As the dividends were not considered in the grant date fair value computation for those awards under FASB ASC Topic 718, they are reported as “All Other Compensation.”

Executive Physicals (column (e))

The Company makes executive physicals available to all executive officers, including the Named Executive Officers.

Company Contributions to Qualified Savings Plan (column (f))

The Company makes matching contributions on behalf of all employees, including the Named Executive Officers in accordance with the Qualified Savings Plan.

Company Contributions to Nonqualified Retirement Plan (column (g))

The Company makes matching contributions on behalf of all eligible participants, including the Named Executive Officers, under the Nonqualified Savings Plan.

Moving Allowance (column (h))

The Company provided a moving allowance to Mr. Diemer to assist with the expense attributable to relocation, including, temporary housing and house hunting trips.

Spouse/Guest Travel (column (i))

The Company imputes income to our Named Executive Officers for spouse/guest travel, which was incurred by Messrs. Newlin, Patterson and Rosenau in connection with the Company’s achievement award meeting. Attendees at this achievement award meeting are encouraged to bring a guest to celebrate the achievements of the Company’s best performers. Spouse/guest travel was also incurred by Mr. Newlin in conjunction with attending certain business and customer events, where guests were expected to attend as participants in the meetings.

Tax Gross-ups (column (j))

The Company provides a tax gross-up on moving allowances and imputed spouse/guest travel expenses incurred in conjunction with Company business travel.

2012 GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#) (h)	Exercise or Base Price of Option Awards ($/Sh) (i)	Grant Date Fair Value of Stock and Option Awards ($) (j)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)
S.D. Newlin		538,365	1,076,731	2,153,462
	2/14/2012	514,500	1,029,000	2,058,000
	2/14/2012				77,333	232,000		14.61	1,611,627
	2/14/2012						104,000		1,519,440
R.M. Patterson		179,712	359,423	718,846
	2/14/2012	108,150	216,300	432,600
	2/14/2012				16,267	48,800		14.61	338,997
	2/14/2012						21,800		318,498
R.J. Diemer, Jr.		101,890	203,781	407,562
	3/8/2012	65,000	130,000	260,000
	3/8/2012				10,000	30,000		13.01	185,500
	3/8/2012						30,000		390,300
	7/16/2012						10,000		146,800
R.M. Rosenau		98,894	197,788	395,577
	2/14/2012	53,250	106,500	213,000
	2/14/2012				7,767	23,300		14.61	161,857
	2/14/2012						10,400		151,944
K.M. Smith		98,894	197,788	395,577
	2/14/2012	53,250	106,500	213,000
	2/14/2012				7,767	23,300		14.61	161,857
	2/14/2012						10,400		151,944
T.J. Kedrowski		96,419	192,838	385,677
	2/14/2012	51,900	103,800	207,600
	2/14/2012				7,767	23,300		14.61	161,857
	2/14/2012						10,400		151,944

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (columns (c), (d) and (e))

The amounts located in the first row for each Named Executive Officer represent the cash-based award granted to the Named Executive Officer in 2012 under the Annual Plan. There is no grant date for the awards made under the Annual Plan. The actual amount earned for 2012 is included in the “Non-Equity Incentive Plan Compensation” column (column (g)) of the 2012 Summary Compensation Table of this proxy statement.

The amounts located in the second row for each Named Executive Officer represent the cash-settled performance units awarded in 2012 to the Named Executive Officer. Each performance unit is equal in value to $1.00. These cash-settled performance units are initially subject to achieving specified performance goals over the performance period from January 1, 2012 to December 31, 2014. The cash-settled performance units will be paid in cash, if earned, contingent upon the Named Executive Officer remaining in continuous employment through the payment date, which shall be in 2015 and shall occur no later than March 15, 2015.

“Threshold” refers to the minimum amount payable upon reaching the threshold level of performance under the Annual Plan and the 2010 Plan. If threshold performance is not attained, then the participant will receive $0 for the 2012 awards granted under each applicable plan.

Estimated Future Payouts Under Equity Incentive Plan Awards (columns (f) and (g))

Columns (f) and (g) represent stock-settled SARs granted to the Named Executive Officers, which initially vest in one-third increments upon attaining each of the following stock price hurdles for thirty consecutive trading days: 10%, 15% and 20% respective increase over the initial grant date closing stock price of $14.61. The stock price hurdles were achieved in 2012. These SARs are also subject to time-based vesting, which lapse one-third on each of the first three anniversaries of the date of grant, generally subject to the officer’s continued employment. They have an exercise term of ten years.

“Threshold” refers to the minimum number of shares underlying the SAR award that will vest upon reaching the threshold level of performance, which is satisfaction of the first stock price hurdle. Threshold equates to vesting in one-third of the SAR award. If threshold performance is not attained, then the participant will not vest in any of the SARs for the 2012 award. “Target” refers to the number of shares underlying the SARs that will vest upon satisfaction of all of the stock price hurdles under the 2012 grant. The SARs do not have a “maximum” level of attainment as a participant cannot receive SARs in excess of the initial award.

All Other Stock Awards: Number of Shares of Stock or Units (RSUs) (column (h))

This column represents stock-settled RSUs granted to the Named Executive Officers in 2012 under the 2010 Plan, which vest on the third anniversary of the grant date. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The dividend equivalent rights are subject to the same restrictions as the underlying RSUs.

Exercise or Base Price of Option Awards (column (i))

In setting the base price of these SARs, we followed the practice of using the closing price on the grant date. This practice is in compliance with the 2010 Plan. The award of stock-settled SARs that was granted in 2012 to the Named Executive Officers was established with a base price equal to PolyOne’s closing stock price on the date of the grant.

Grant Date Fair Value of Stock and Option/SAR Awards (columns (j))

The amounts in this column represent the grant date fair value of each equity-based award, computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 14, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Narrative disclosure relating to the 2012 Summary Compensation Table and the 2012 Grants of Plan-Based Awards Table

Annual Plan

Annual cash incentives were awarded for 2012 under our Annual Plan and are based on achieving performance goals relating to Company Adjusted Operating Income and consolidated Working Capital as a Percentage of Sales (for the corporate staff participants) and business unit Operating Income and consolidated Working Capital as a Percentage of Sales (for Mr. Rosenau). For a more detailed discussion of our Annual Plan, see “Compensation Discussion and Analysis — Analysis of 2012 Compensation Decisions and Actions — Annual Incentive.”

Cash-Settled Performance Units

Cash-settled performance units were granted in 2012 to all of our Named Executive Officers under our 2010 Plan and are based upon achieving four distinct performance goals related to four distinct performance periods that are weighted 25% each. There are three one-year performance periods and one three-year cumulative performance period, each of which requires performance at a range specified between January 1, 2012 and December 31, 2014. The performance goals are based upon Adjusted Earnings Per Share. For each performance goal that is achieved, the applicable award will vest and be distributed in early 2015, generally subject to continued employment. For a more detailed discussion of the cash-settled performance units granted in 2012, see “Compensation Discussion and Analysis — Analysis of 2012 Compensation Decisions and Actions — Long-Term Incentive — Awards Granted in 2012 — Cash-Settled Performance Units.”

Stock-Settled SARs

In 2012, the Compensation Committee granted stock-settled SARs to the Named Executive Officers. These SARs initially vest in one-third increments upon attaining each of the following stock price hurdles for thirty consecutive trading days: 10%, 15% and 20% respective increase over the initial grant date closing stock price of $14.61. The stock price hurdles were achieved in 2012. These SARs are also subject to time-based vesting, which lapse one-third on each of the first three anniversaries of the date of grant, generally subject to the officer’s continued employment. They have an exercise term of ten years. For a more detailed discussion of the stock-settled SARs granted in 2012, see “Compensation Discussion and Analysis — Analysis of 2012 Compensation Decisions and Actions — Long-Term Incentive — Awards Granted in 2012 — Stock-Settled SARs.”

Restricted Stock Units

The Compensation Committee granted RSUs to the Named Executive Officers in 2012. The RSUs vest 100% and are payable in full on the third anniversary of the grant date. The RSUs are accompanied by dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The dividend equivalent rights are subject to the same restrictions as the underlying RSUs. For a more detailed discussion of the RSUs granted in 2012, see “Compensation Discussion and Analysis — Analysis of 2012 Compensation Decisions and Actions — Long-Term Incentive — Awards Granted in 2012 — Restricted Stock Units.”

Employment Agreements

We do not have employment agreements with any of our Named Executive Officers except for Mr. Newlin. Mr. Newlin’s employment agreement is described in detail in the “Compensation Discussion and Analysis — Employment Agreements with Named Executive Officers” and the “Potential Payments upon Termination or Change of Control” sections of this proxy statement.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

Name (a)	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
S.D. Newlin	—		—		—	—	—	124,077	(1)	2,533,652
	—		—		—	—	—	88,934	(2)	1,816,032
	—		—		—	—	—	105,267	(3)	2,149,552
	—		72,700	(8)	—	7.99	2/16/2017	—		—
	52,633	(9)	105,267	(9)	—	14.81	2/16/2021	—		—
	—		232,000	(10)	—	14.61	2/14/2022	—		—
R.M. Patterson	—		—		—	—	—	24,590	(1)	502,128
	—		—		—	—	—	17,110	(2)	349,386
	—		—		—	—	—	22,065	(3)	450,567
	20,000	(6)	—		—	7.72	5/14/2015	—		—
	28,667	(8)	14,333	(8)	—	7.99	2/16/2017	—		—
	10,167	(9)	20,333	(9)	—	14.81	2/16/2021	—		—
	—		48,800	(10)	—	14.61	2/14/2022	—		—
R.J. Diemer, Jr.	—		—		—	—	—	30,365	(4)	620,053
	—		—		—	—	—	10,051	(5)	205,241
	—		30,000	(11)	—	13.01	3/8/2022	—		—
R.M. Rosenau	—		—		—	—	—	13,831	(1)	282,429
	—		—		—	—	—	9,118	(2)	186,190
	—		—		—	—	—	10,526	(3)	214,941
	24,000	(7)	—		—	1.43	3/4/2016	—		—
	16,133	(8)	8,067	(8)	—	7.99	2/16/2017	—		—
	5,367	(9)	10,733	(9)	—	14.81	2/16/2021	—		—
	—		23,300	(10)	—	14.61	2/14/2022	—		—
K.M. Smith	—		—		—	—	—	13,831	(1)	282,429
	—		—		—	—	—	9,118	(2)	186,190
	—		—		—	—	—	10,526	(3)	214,941
	—		8,067	(8)	—	7.99	2/16/2017	—		—
	5,367	(9)	10,733	(9)	—	14.81	2/16/2021	—		—
	—		23,300	(10)	—	14.61	2/14/2022	—		—
T.J. Kedrowski	—		—		—	—	—	13,831	(1)	282,429
	—		—		—	—	—	9,118	(2)	186,190
	—		—		—	—	—	10,526	(3)	214,941
	—		8,067	(8)	—	7.99	2/16/2017	—		—
	—		10,733	(9)	—	14.81	2/16/2021	—		—
	—		23,300	(10)	—	14.61	2/14/2022	—		—

(1)	Represents stock-settled RSUs that were granted on February 17, 2010 and vest in full on the third anniversary of the grant date. The RSUs include shares deemed purchased with reinvested dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(2)	Represents stock-settled RSUs that were granted on February 16, 2011 and vest in full on the third anniversary of the grant date. The RSUs include shares deemed purchased with reinvested dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(3)	Represents stock-settled RSUs that were granted on February 14, 2012 and vest in full on the third anniversary of the grant date. The RSUs include shares deemed purchased with reinvested dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(4)	Represents stock-settled RSUs that were granted on March 8, 2012 and vest in full on the third anniversary of the grant date. The RSUs include shares deemed purchased with reinvested dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(5)	Represents stock-settled RSUs that were granted on July 16, 2012 and vest in full on the third anniversary of the grant date. The RSUs include shares deemed purchased with reinvested dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(6)	These stock-settled SARs were granted on May 15, 2008 and vested in one-third increments on each of the first three anniversaries of the date of grant.

(7)	These stock-settled SARs were granted on March 5, 2009 and vested upon (1) the attainment of the following target prices sustained for three consecutive trading days for our common shares: one-third at $1.57; one-third at $1.72; and one-third at $1.86 and (2) time based vesting in one-third increments on each of the first three anniversaries of the date of grant.

(8)	These stock-settled SARs were granted on February 17, 2010 and vested in one-third increments on each of the first three anniversaries of the date of grant.

(9)	These stock-settled SARs were granted on February 16, 2011 and vest in one-third increments on each of the first three anniversaries of the date of grant.

(10)	These stock-settled SARs were granted on February 14, 2012 and vest in increments upon the attainment of target prices (sustained for thirty consecutive trading days) for our common shares as follows: one-third at $16.07; one-third at $16.80; and one-third at $17.53. The stock price hurdles were achieved in 2012. The SARs are now subject to time-based vesting that lapse one-third on each of the first three anniversaries of the date of grant.

(11)	These stock-settled SARs were granted on March 8, 2012 and vest upon the attainment of target prices (sustained for thirty consecutive trading days) for our common shares as follows: one-third at $16.07; one-third at $16.80; and one-third at $17.53. The stock price hurdles were achieved in 2012. The SARs are now subject to time-based vesting that lapse one-third on each of the first three anniversaries of the date of grant.

Number of Securities Underlying Unexercised Options Exercisable (column (b))

This column shows the fully vested and exercisable SARs held by the Named Executive Officers as of December 31, 2012.

Number of Securities Underlying Unexercised Options Unexercisable (column (c))

This column shows the unvested SARs held by the Named Executive Officers as of December 31, 2012.

Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (column (d))

There are no shares underlying unexercised SARs awarded under any equity incentive plan that have not been earned.

Option Exercise Price (column (e))

This column shows the exercise (or base) price for each SAR instrument reported in column (b), (c) and (d).

Option Expiration Date (column (f))

This column shows the expiration dates for each SAR instrument reported in column (b), (c) and (d).

Number of Shares or Units of Stock That Have not Vested (column (g))

This column shows the unvested RSUs held by the Named Executive Officers as of December 31, 2012. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The amounts in this column include all dividend equivalents declared in 2011 and 2012 attributable to the awards (including the 4th quarter dividend declared on October 11, 2012, to shareholders of record on December 12, 2012, which was paid on January 7, 2013).

Market Value of Shares or Units of Stock That Have not Vested (column (h))

The market value is determined based on the closing market price of our common shares on December 31, 2012 ($20.42).

2012 OPTION EXERCISES AND STOCK VESTED

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
S.D. Newlin	749,133	$7,486,830	249,152	$3,273,857
R.M. Patterson	122,300	2,034,633	48,089	631,889
R.J. Diemer, Jr.	—	—	—	—
R.M. Rosenau	55,200	501,048	28,043	368,485
K.M. Smith	133,833	968,215	28,043	368,485
T.J. Kedrowski	160,700	1,612,918	28,043	368,485

Option Awards (columns (b) and (c))

Column (b) reports exercises of stock options and SARs during 2012 on aggregate basis. The value realized on exercise (column (c)) was computed by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options/SARs. All of Mr. Newlin’s SARs were exercised pursuant to a trading plan established under Rule 10b5-1 of the Exchange Act.

Stock Awards (columns (d) and (e))

Column (d) reports the vesting and release of RSUs during 2012 on an aggregate basis. All of the stock awards that vested and were released in 2012 were granted on March 5, 2009 and released on March 5, 2012. The amounts in this column include shares awarded through the dividend equivalent right feature of the 2010 Plan, which have also been reported in the 2012 Summary Compensation Table under the “All Other Compensation” column of this proxy statement. The value realized on release (column (e)) was computed by multiplying the number of vested RSUs, including the corresponding dividend equivalent rights, by the market price of the underlying securities on the vesting date, in accordance with the 2010 Plan.

2012 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
S.D. Newlin	Supplemental retirement benefit under employment agreement	—	7,190,936(1)	—
R.M. Patterson	N/A	—	—	—
R.J. Diemer, Jr.	N/A	—	—	—
R.M. Rosenau	PolyOne Merged Pension Plan The Geon Company Section 401(a)(17) Benefit Restoration Plan	26.0 26.0	1,016,405(2) 764,895(2)	— —
K.M. Smith	PolyOne Merged Pension Plan The Geon Company Section 401(a)(17) Benefit Restoration Plan	17.4 17.4	661,909(2)(3) 843,520(2)(4)	— —
T.J. Kedrowski	N/A	—	—	—

(1)	Although lump-sum payments are not allowed under the terms of the arrangement, the Present Value of Accumulated Benefit shown above for Mr. Newlin is the lump-sum value as of December 31, 2012 of the annual benefit payment earned as of December 31, 2012 that will be payable under Mr. Newlin’s Amended and Restated Letter Agreement, dated as of July 16, 2008, providing for a 15-year certain and continuous life annuity beginning at age 59.9. The assumptions used to determine the lump-sum value are a discount rate of 4.13% and a post-retirement mortality using the 2013 static annuitant table described in Internal Revenue Service Regulation §1.430(h)(3). No pre-retirement decrements are assumed.

(2)	Although lump-sum payments are not allowed under either plan, the Present Value of Accumulated Benefit shown above for each plan for Messrs. Rosenau and Smith are the lump-sum values as of December 31, 2012 of the monthly pension benefit earned as of December 31, 2012 that would be payable under that plan for Messrs. Rosenau’s and Smith’s respective lives beginning at age 62 (the earliest age prior to the normal retirement age of 65 when benefits can commence unreduced for early retirement). The assumptions used to determine the lump-sum value are a discount rate of 4.13% and a post-retirement mortality using the 2013 static annuitant table described in Internal Revenue Service Regulation §1.430(h)(3). No pre-retirement decrements are assumed.

(3)	Mr. Smith’s Number of Years Credited Service includes four additional years of pension service discussed in the narrative following the 2012 Pension Benefits Table. Without the four additional years of pension service, the Present Value of Accumulated Benefit would have been $509,937 instead of the $661,909 shown in the table. Subsequent earnings under the qualified and nonqualified plan were frozen effective March 20, 2009.

(4)

Mr. Smith’s Present Value of Accumulated Benefit includes four additional years of pension service discussed in the narrative following the 2012 Pension Benefits Table. Without the four additional years of pension service, the Present Value of Accumulated Benefit would have been $649,853 instead of the

$843,520 in the table. Subsequent earnings under the qualified and nonqualified plan were frozen effective March 20, 2009.

Messrs. Rosenau and Smith are eligible, along with certain other employees, to receive pension payments under the Qualified Pension Plan, as well as the Benefit Restoration Plan. In addition, since becoming retirement eligible (55 years of age with 10 years of service), Messrs. Rosenau and Smith are eligible to receive certain retiree medical benefits for which they will be required to pay a substantial portion of the cost. This plan will be phased out until its elimination in 2013. These plans existed prior to our formation in 2000 through the consolidation of Geon and M.A. Hanna and generally benefited all nonunion employees of Geon.

The Benefit Restoration Plan provides benefits that are in addition to those offered under the Qualified Pension Plan. Benefits are calculated under a formula similar to that of the Qualified Pension Plan, but without the compensation and benefit limits imposed by the Internal Revenue Code. The benefits under the Benefit Restoration Plan are offset by benefits provided under the Qualified Pension Plan. The Qualified Pension Plan makes available a pension that is paid from funds in trust provided through contributions by us. Any pension benefit provided under the Benefit Restoration Plan is paid from our general assets.

The amount of Messrs. Rosenau’s and Smith’s pension depends on a number of factors including monthly Final Average Earnings (“FAE”) and years of benefit service to us (“Benefit Service”). FAE is determined based on the highest four consecutive calendar years of an employee’s earnings. Earnings include salary, overtime pay, holiday pay, vacation pay, and certain incentive payments including annual cash bonuses, but exclude awards under long-term incentive programs and the match contributed by us in the qualified savings plans. The Qualified Pension Plan provides a monthly lifetime benefit equal to 1.15% times FAE times Benefit Service plus 0.45% times FAE in excess of 2002 Covered Compensation (as defined by the Internal Revenue Code) times Benefit Service limited to 35 years.

A retirement-eligible employee can elect to commence vested benefit payments as early as age 55 in lieu of waiting to age 65. However, the benefit described above is subject to reduction in recognition of the additional payments that are received because of early commencement. The reduction for early retirement is determined differently depending on whether the employee terminated employment before or after attaining age 55. If an employee terminates employment on or after age 55 and commences his or her benefit before age 62, the benefit payments would be reduced by 0.5% per month. If an employee terminates employment before age 55 and commences his or her benefit before age 65, the reduction is more severe and is determined on an actuarially equivalent basis. No reduction will occur if an employee (1) terminates employment on or after age 55 and commences his or her benefit on or after age 62 or (2) terminates employment before age 55 and commences his or her benefit at age 65.

The normal form of payment provides that an employee will receive his or her benefit in a lifetime payment with a minimum of 60 monthly payments guaranteed. Married participants receive payments in an actuarially equivalent 50% joint and survivor form. Other actuarially equivalent monthly lifetime forms of payments are available if elected by the participant with spousal agreement if married. Lump sum payments are not available.

In general, if a married, vested participant dies prior to commencing his pension benefit, then the spouse is eligible to receive the benefit that would have otherwise been payable had the participant terminated employment on the day he died, survived to his normal retirement date and elected a 50% joint and survivor form of payment and then immediately died. The 50% joint and survivor form provides the surviving spouse with monthly lifetime payments at the participant’s normal retirement age equal to 50% of the benefit that otherwise would have been payable. Payments can commence prior to the participant’s normal retirement age but may be reduced for early commencement.

The Qualified Pension Plan and Benefit Restoration Plan were frozen to new entrants effective December 31, 1999. Benefit Service was frozen effective December 31, 2002 in both plans and, effective March 20, 2009, earnings under both plans were frozen for all participants. We decided to freeze these plans following a comprehensive retirement benefits review, during which the Compensation Committee examined whether our retirement programs were consistent with PolyOne goals, including fairness to all associates and competitiveness in the marketplace. With this change, we have a single and competitive retirement plan for our United States-based employees.

Messrs. Diemer, Kedrowski, Newlin and Patterson do not participate in a defined benefit plan.

We offer a defined contribution retirement benefit to all United States employees through the Qualified Savings Plan. The Qualified Savings Plan provides employees with individual retirement accounts funded by (1) an automatic PolyOne-paid contribution of 2% of employee eligible earnings, and (2) an employer-paid match on employee 401(k) contributions dollar-for-dollar on the first 3% of earnings the employee contributes plus $0.50 per dollar on the next 3% of earnings the employee contributes. The Internal Revenue Code limits employee contributions to the Qualified Savings Plan to $17,000 and earnings upon which employee/employer contributions are based to $250,000 in 2012.

The Nonqualified Savings Plan is an unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan, but without the Internal Revenue Code contribution and earnings limitations. Together these plans are intended to provide the Named Executive Officers with retirement income equivalent to that provided to all other employees who are not impacted by the Internal Revenue Code limitations under the Qualified Savings Plan. As a result, the Named Executive Officers can expect a retirement income that replaces a portion of their income while employed, similar to that received by all other employees participating in the Qualified Savings Plan who are not impacted by the Internal Revenue Code limitations.

During 2008, the Compensation Committee reviewed Mr. Newlin’s total compensation package among the peer companies and across the broader general industry. The Compensation Committee determined that it was in the best interests of PolyOne and our shareholders to provide a supplemental retirement benefit for him that would be competitive with industry practices and serve as an additional retention vehicle. Thus, Mr. Newlin’s employment agreement (which provides for the terms of Mr. Newlin’s employment) was amended on July 16, 2008 to include certain retirement benefits. Specifically, the employment agreement was amended to provide that upon a Qualifying Separation from Service, Mr. Newlin will be entitled to annual supplemental retirement payments, payable in the form of a 15-year certain and continuous life annuity, conditioned upon Mr. Newlin’s execution of a release and waiver. If Mr. Newlin dies or incurs a disability prior to a Qualifying Separation from Service, he or his designated beneficiary will be entitled to certain supplemental retirement payments. Generally, the definition of a Qualifying Separation from Service is (1) Mr. Newlin attains the age of 55 (he is now 60) and has at least five years of service with us (he now has seven), is serving as

Chairman and Chief Executive Officer at the time of his retirement (provided that if the Board, in its sole discretion, has identified a suitable successor for the position of Chief Executive Officer, he only needs to be serving as Chairman at the time of his retirement) and the Board, in its sole discretion, has identified a suitable successor to the position of Chief Executive Officer; or (2) Mr. Newlin’s employment is involuntarily terminated other than for Serious Cause (as defined below) or Mr. Newlin terminates employment for good reason following a change of control of PolyOne. Under the terms of the amended employment agreement, he will also be treated as a retiree for purposes of any SARs, RSUs, performance shares and cash-settled performance units awarded to him as long-term incentive awards. In addition, he and his eligible dependents will have access to the same retiree medical benefits made available to all retirement eligible employees under our standard retiree medical benefit program, to the extent we continue to maintain such programs for the benefit of our retirees and their eligible dependents. Notwithstanding the foregoing, Mr. Newlin will forfeit his rights to receive the supplemental retirement payments and retiree medical benefits if he engages in any conduct prohibited by his non-competition agreement or any acts that constitute fraud, embezzlement, or disclosure of confidential information or deliberate dishonesty.

2012 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)	Aggregate Balance at 12/31/2011 ($)(5)
S.D. Newlin	163,222	178,991	32,091	—	1,612,581	1,238,277
R.M. Patterson	177,888	56,012	131,763	—	1,113,706	748,043
R.J. Diemer, Jr.	152,817	5,826	7,409	—	166,052	—
R.M. Rosenau	—	7,835	2,027	—	99,243	89,381
K.M. Smith	27,088	31,512	73,004	—	584,758	453,154
T .J. Kedrowski	—	12,319	22,977	—	172,485	137,189

(1)	These amounts reflect actual amounts earned by the Named Executive Officers in 2012 that have been deferred on a voluntary basis. The amounts reflected in this column are included in the 2012 Summary Compensation Table as follows:

Name	2012 “Salary” Column ($)	2012 “Non-Equity Incentive Plan Compensation” Column ($)
S.D. Newlin	49,754	113,468
R.M. Patterson	65,365	112,523
R.J. Diemer, Jr.	152,817	—
R.M. Rosenau	—	—
K.M. Smith	18,300	8,788
T.J. Kedrowski	—	—

(2)

This column contains contributions by us in the last fiscal year under our nonqualified retirement plan, the PolyOne Supplemental Retirement Benefit Plan, which provides for benefits in excess of amounts permitted to be contributed under our qualified retirement plan, as follows: (a) our cash contributions in amounts equal to 100% on the first 3% of employee contributions plus 50% on the next 3% of employee contributions (the “Company Match”) limited to 4.5% of eligible earnings, and (b) a retirement contribution by us in an amount equal to 2% of eligible earnings (the “Retirement Contribution”). The following table breaks out the contributions made by us in 2012 under each of the types of contributions described above:

Company Contribution	Newlin	Patterson	Diemer	Rosenau	Smith	Kedrowski
Company Match	$123,917	$38,777	$4,033	—	$21,816	$3,012
Retirement Contribution	$55,074	$17,234	$1,793	$7,835	$9,696	$9,307

All of these amounts are included in the “All Other Compensation” column of the 2012 Summary Compensation Table.

(3)	Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2012 Summary Compensation Table.

(4)	A portion of the balance reflected in the table represents amounts earned by the executives, which they have elected to defer on a voluntary basis. Messrs. Rosenau and Smith also have a balance in a frozen nonqualified deferred compensation plan sponsored by our predecessor company, Geon. The Geon Company Section 401(a)(17) Benefit Restoration Plan amounts are reflected in the table.

(5)	Includes amounts reported as compensation for the Named Executive Officers in the Summary Compensation Table for previous years. The following aggregate amounts of executive and employer contributions were included in the Summary Compensation Table for fiscal years 2007 — 2011.

Name	Executive Contributions FY 2007 — 2011 ($)	Registrant Contributions FY 2007 — 2011 ($)
S.D. Newlin	531,213	581,215
R.M. Patterson	540,424	124,650
R.J. Diemer, Jr.	—	—
R.M. Rosenau	—	4,905
K.M. Smith	76,687	96,346
T.J. Kedrowski	34,940	49,354

We currently offer participation in a nonqualified deferred compensation retirement plan, called the PolyOne Supplemental Retirement Benefit Plan to specified employees that include the Named Executive Officers. This plan is an unfunded, nonqualified plan that provides benefits similar to our Qualified Savings Plan, but without Internal Revenue Code contribution and earnings limitations. The Named Executive Officers are permitted to elect to defer up to 50% of their salary and annual bonus into the plan. The amounts deferred are credited to accounts selected by the executive that mirror the investment alternatives available in our qualified retirement plan, except that participants cannot elect the PolyOne stock fund with respect to amounts deferred under the nonqualified plan. Each Named Executive Officer who is a participant in the supplemental plan is 100% vested in that portion of his account that is attributable to elective deferrals and the Company Match. Further, Named Executive Officers who are participants in the plan are vested in the Retirement Contribution (as defined above) upon three years of service. A Named Executive Officer’s vested accounts will commence to be paid to such executive within 30 days of the date of the executive’s termination of employment with us in the form of payment selected by the executive (lump sum payment or payment in installments over a period not exceeding 10 years) on an election form received by us.

The PolyOne Supplemental Retirement Benefit Plan and the frozen plans are subject to the rules of Section 409A of the Internal Revenue Code, which restricts the timing of distributions. Thus, payment, or commencement of payment, to the Named Executive Officers of their accounts may need to be delayed by six months following the executive’s “separation from service” with us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Our Named Executive Officers’ employment may be terminated under several possible scenarios. In certain of these scenarios, our plans, agreements, arrangements or typical practices would provide severance benefits in varying amounts to the executive. We do not have employment agreements with our Named Executive Officers other than Mr. Newlin. We do have management continuity agreements with each of our Named Executive Officers that provide for specified benefits upon a termination of employment following a change of control, and each of our Named Executive Officers other than Mr. Newlin participates in our Executive Severance Plan. Further, our plans, agreements and arrangements may provide for specified benefits upon a change of control (or for acceleration of such benefits). Severance and other benefits that are payable upon a termination of employment and/or upon a change of control are described below. The table following the narrative discussion summarizes the amounts payable upon termination or a change of control under certain circumstances, assuming that the executive’s employment terminated on December 31, 2012.

Management Continuity Agreements

We have entered into management continuity agreements (referred to as the “Continuity Agreements”) with all of our elected corporate officers, including each of the Named Executive Officers. The purpose of the Continuity Agreements is to encourage the individuals to carry out their duties and provide continuity of management in the event of a “change of control” of PolyOne. The Continuity Agreements generally provide for the continuation of employment of the individuals for a period of three years in the same positions and with the same responsibilities, authorities, benefits and level of compensation that they possessed immediately prior to the change of control. The agreements provide severance protection should the officer’s employment be terminated either by us without cause or by the executive for good reason (as defined in the agreements) following a change of control. The Continuity Agreements are automatically renewed each year unless we give prior notice of termination.

The Continuity Agreements do not provide any assurance of continued employment unless there is a change of control. For these purposes, “change of control” has the meaning ascribed to such term in the Continuity Agreement.

In order to provide additional protection, our Long-Term Incentive Plan grant agreements and Annual Plan provide for accelerated benefits in the event of a change of control, as described in such documents. Those change of control provisions affect all participants in those programs, including the Named Executive Officers.

If a change of control occurs and the Named Executive Officer’s employment is terminated by us or a successor for reasons other than “cause” or is terminated voluntarily by the individual for “good reason” the Continuity Agreements generally provide that the individual would be entitled to receive:

•	A lump sum payment of three years of base salary;

•	A payment three times the executive’s targeted annual incentive amount in effect prior to the change of control;

•	Employee health and welfare benefits for up to three years at active employee rates;

•	A financial planning/tax preparation allowance equal to one year of financial planning/tax preparation allowance the executive was entitled to receive prior to the change of control;

•	A lump sum payment equal to the employer contributions required to be made to certain retirement plans on behalf of the executive for the year of the change of control or the year of termination; and

•

A tax gross-up for any excise tax due under the Internal Revenue Code for any so-called “golden parachute” payments made under the agreements (only for Named Executive Officers with “grandfathered” Continuity Agreements).

In 2011, the Compensation Committee eliminated the tax gross-up benefit for so called “excess parachute payments” under Section 280G of the Internal Revenue Code from the Continuity Agreements provided to new executives in 2011 and in future years.

For these purposes “cause” and “good reason” have the meanings ascribed to such terms in the Named Executive Officers’ Continuity Agreements. For the CEO, “good reason” also includes his election to terminate employment for any reason during the 30-day period immediately following the first anniversary of the change of control.

To the extent a payment or benefit that is paid or provided under a Continuity Agreement would also be paid or provided under the terms of another plan, program, agreement, arrangement or legal requirement, the executive would be entitled to payment under the Continuity Agreement or such other applicable plan, program, agreement, arrangement or legal requirement, whichever provides for greater benefits, but would not be entitled to benefits under both the Continuity Agreement and such other plan, program, agreement, arrangement or legal requirement.

In addition, in order to receive payment and benefits under the Continuity Agreement, the Named Executive Officer must execute a release of claims against us and comply with confidentiality, non-compete and non-solicitation covenants for three years.

Employment Agreement with Mr. Newlin

We have entered into an employment agreement with Mr. Newlin, pursuant to which he serves as our Chairman, President and Chief Executive Officer. The agreement provides that if (1) Mr. Newlin’s employment is terminated by us without Serious Cause (as defined below), (2) Mr. Newlin is not otherwise entitled to receive benefits under his Continuity Agreement (discussed above), (3) Mr. Newlin agrees to standard non-compete and non-solicitation covenants for a period of 36 months following the date of termination and (4) Mr. Newlin executes a release of claims against us, Mr. Newlin will be entitled to 36 months of salary continuation, car allowance and financial planning/tax preparation allowance, a pro-rated annual incentive amount as earned for the year in which the termination of employment occurs and reimbursement for the costs previously paid by us while Mr. Newlin was employed for the continued coverage in our medical and dental plans for 24 months (but not life insurance, short-term disability or long-term disability), plus any taxes imposed as a result of such reimbursement.

Mr. Newlin is also entitled to supplemental retirement benefits under his employment agreement if his employment is involuntarily terminated other than for Serious Cause or if Mr. Newlin terminates employment for “good reason” (as defined above) following a change of control. For this purpose, Serious Cause has the meaning ascribed to such term in the PolyOne Employee Transition Plan as amended from time to time, and also includes any breach of the employment agreement or certain other agreements between us and Mr. Newlin. These supplemental retirement benefits are described more fully in the “Compensation Discussion and Analysis — Analysis of 2012 Compensation Decisions and Actions — Retirement Benefits” section of this proxy statement.

Executive Severance Plan

Effective May 25, 2006, the Compensation Committee adopted the Executive Severance Plan. The Executive Severance Plan provides for severance payments upon certain terminations of employment to our executive officers and other elected officers who are expected to make substantial contributions to our success and thereby provide for stability and continuity of operations. All of the Named Executive Officers participate in the Executive Severance Plan except Mr. Newlin.

The Executive Severance Plan provides that, if we terminate the employment of a Named Executive Officer for any reason other than cause, the Named Executive Officer will be entitled to receive:

•	Salary continuation payments in an amount equal to two times the Named Executive Officer’s base salary;

•	A pro rata payment of his annual bonus for the year of termination;

•	Reimbursement for the costs previously paid by us for continued coverage for two years in our medical, dental and vision plans, plus any taxes imposed as a result of such reimbursement; and

•	Fees for outplacement benefits for a period of 12 months.

We do not have to make payments to Named Executive Officers under the Executive Severance Plan if they are entitled to receive payment under a Continuity Agreement discussed above. In addition, in order to receive payments under the Executive Severance Plan, the Named Executive Officer must execute a release of claims against us and is subject to confidentiality, non-compete, non-solicitation and non-disparagement covenants during the two-year severance period.

Annual Plan

All of our Named Executive Officers participate in the Annual Plan. The Annual Plan provides that, if a change of control occurs, we are required to pay each participant a pro-rated lump-sum cash payment equal to the product of the number of months that have elapsed in the calendar year prior to the change of control and one-twelfth of the participant’s target annual incentive award in effect prior to the change of control. We have the obligation to make a final payment under the terms of the Annual Plan for the plan year in which the change of control occurs, but may offset the amount of any interim payment made. For these purposes “change of control” has the meaning ascribed to such term in the Annual Plan.

Equity/Long-Term Incentive Awards

Each of the grant agreements evidencing outstanding awards of restricted stock units, stock options, SARs and cash-settled performance units provides that the vesting of such award will accelerate upon a change of control. For this purpose, a “change of control” is defined in the Amended 2010 Plan.

Retirement Benefits

Our defined benefit retirement plans applicable to Messrs. Rosenau and Smith also have provisions relating to the termination of the participants’ employment with us. Mr. Newlin’s supplemental retirement benefit under his employment agreement also has provisions relating to the termination of his employment with us. These payments are described more fully in the disclosure provided in connection with the 2012 Pension Benefits Table contained in this proxy statement.

Payments and Benefits Upon Termination — As of the End of Fiscal Year 2012

The following table summarizes the amounts payable to the Named Executive Officers upon termination under specified circumstances or upon a change of control. The data in the tables assumes that each triggering event listed in the tables occurred on December 31, 2012 and that the stock price for our common shares is $20.42, the closing sales price of our common shares on December 31, 2012.

Name	Benefits and Payments	Voluntary Termination ($)	Retirement(1) ($)	Disability ($)	Death ($)	Involuntary Termination with Cause ($)	Involuntary Termination without cause ($)	Involuntary Termination without Cause or for Good Reason Following a Change of Control ($)
S.D. Newlin
	Cash Severance Benefit(2)	—	—	—	—	—	2,940,000	6,174,000
	Annual Incentive for Year of Termination	—	2,017,794	2,017,794	2,017,794	—	2,017,794	2,017,794
	Cash-Settled Performance Units(3)	—	1,230,228	1,230,228	1,230,228	—	1,230,228	2,359,000
	Restricted Stock Units	—	4,187,155	4,187,155	4,187,155	—	4,187,155	6,499,237
	Unexercisable Stock Options/SARs	—	1,608,528	1,608,528	1,608,528	—	1,608,528	2,842,127
	Health and Welfare Benefits(4)	—	—	—	—	—	32,274	48,411
	Other Benefits(5)	—	—	—	—	—	72,000	—
	Financial Planning Services(6)	—	—	—	—	—	39,000	13,000
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	401,310
	Excise Tax Gross-up(7)(8)	—	—	—	—	—	—	—
	Incremental Pension Benefit	—	—	—	—	—	—	—
R. M. Patterson
	Cash Severance Benefit(2)	—	—	—	—	—	1,030,000	2,626,500
	Annual Incentive for Year of Termination	—	—	673,559	673,559	—	673,559	673,559
	Cash-Settled Performance Units(3)	—	—	243,211	243,211	—	—	472,800
	Restricted Stock Units	—	—	830,458	830,458	—	—	1,302,081
	Unexercisable Stock Options/SARs	—	—	320,875	320,875	—	—	575,758
	Health and Welfare Benefits(4)	—	—	—	—	—	48,886	73,329
	Financial Planning Services(6)	—	—	—	—	—	—	10,000
	Outplacement Benefits	—	—	—	—	—	8,300	—
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	170,720
	Excise Tax Gross-up(7)	—	—	—	—	—	—	1,481,476
	Incremental Pension Benefit	—	—	—	—	—	—	—
R.J. Diemer, Jr.
	Cash Severance Benefit(2)	—	—	—	—	—	870,000	2,088,000
	Annual Incentive for Year of Termination	—	—	381,885	381,885	—	381,885	381,885
	Cash-Settled Performance Units(3)	—	—	43,353	43,353	—	—	130,000
	Restricted Stock Units	—	—	200,805	200,805	—	—	825,295
	Unexercisable Stock Options/SARs	—	—	60,646	60,646	—	—	222,300
	Health and Welfare Benefits(4)	—	—	—	—	—	46,155	69,232
	Financial Planning Services(6)	—	—	—	—	—	—	10,000
	Outplacement Benefits	—	—	—	—	—	8,300	—
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	135,720
	Excise Tax Gross-up(7)	—	—	—	—	—	—	—
	Incremental Pension Benefit	—	—	—	—	—	—	—

Name	Benefits and Payments	Voluntary Termination ($)	Retirement(1) ($)	Disability ($)	Death ($)	Involuntary Termination with Cause ($)	Involuntary Termination without cause ($)	Involuntary Termination without Cause or for Good Reason Following a Change of Control ($)
R. M. Rosenau
	Cash Severance Benefit(2)	—	—	—	—	—	730,000	1,697,250
	Annual Incentive for Year of Termination	—	395,577	395,577	395,577	—	395,577	395,577
	Cash-Settled Performance Units(3)	—	127,291	127,291	127,291	—	127,291	244,100
	Restricted Stock Units	—	449,367	449,367	449,367	—	449,367	683,560
	Unexercisable Stock Options/SARs	—	170,989	170,989	170,989	—	170,989	295,844
	Health and Welfare Benefits(4)	—	—	—	—	—	30,580	45,870
	Financial Planning Services(6)	—	—	—	—	—	—	10,000
	Outplacement Benefits	—	—	—	—	—	8,300	—
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	110,320
	Excise Tax Gross-up(7)	—	—	—	—	—	—	—
	Incremental Pension Benefit	—	—	—	—	—	—	—
K.M. Smith
	Cash Severance Benefit(2)	—	—	—	—	—	730,000	1,697,250
	Annual Incentive for Year of Termination	—	370,656	370,656	370,656	—	370,656	370,656
	Cash-Settled Performance Units(3)	—	127,291	127,291	127,291	—	127,291	244,100
	Restricted Stock Units	—	449,367	449,367	449,367	—	449,367	683,560
	Unexercisable Stock Options/SARs	—	170,989	170,989	170,989	—	170,989	295,844
	Health and Welfare Benefits(4)	—	—	—	—	—	30,580	45,870
	Financial Planning Services(6)	—	—	—	—	—	—	10,000
	Outplacement Benefits	—	—	—	—	—	8,300	—
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	110,320
	Excise Tax Gross-up(7)	—	—	—	—	—	—	—
	Incremental Pension Benefit	—	—	—	—	—	—	—
T. J. Kedrowski
	Cash Severance Benefit(2)	—	—	—	—	—	712,000	1,655,400
	Annual Incentive for Year of Termination	—	—	361,379	361,379	—	361,379	361,379
	Cash-Settled Performance Units (3)	—	—	123,456	123,456	—	—	237,000
	Restricted Stock Units	—	—	449,367	449,367	—	—	683,560
	Unexercisable Stock Options/SARs	—	—	170,989	170,989	—	—	295,844
	Health and Welfare Benefits(4)	—	—	—	—	—	30,580	45,870
	Financial Planning Services(6)	—	—	—	—	—	—	10,000
	Outplacement Benefits	—	—	—	—	—	8,300	—
	Lump Sum for Defined Contribution Plans	—	—	—	—	—	—	107,600
	Excise Tax Gross-up(7)	—	—	—	—	—	—	822,539
	Incremental Pension Benefit	—	—	—	—	—	—	—
(1)	Retirement is generally defined as the executive’s attainment of age 55 with ten years of service or age 58 with five years of service.

(2)	Severance benefits are payable under either the (a) Executive Severance Plan in the event of an involuntary termination without cause; (b) Management Continuity Agreement in the event of an involuntary termination following a change of control; or (c) in the case of Mr. Newlin, his employment agreement.

(3)	For Cash-Settled Performance Units granted in 2012 and 2011, awards reflect a prorated target amount in cases of retirement, disability or death. In the case of involuntary termination following a change of control, awards granted in 2012 and 2011 are at target.

(4)	Continuation of health and welfare benefits as provided under the Executive Severance Plan in the event of an involuntary termination without cause, or the Continuity Agreement in the event of an involuntary termination following a change of control.

(5)	Mr. Newlin’s employment agreement provides for continuation of certain benefits following an involuntary termination without cause.

(6)	Continuation of financial planning benefit as provided under the terms of the Continuity Agreements, or in the case of Mr. Newlin, his employment agreement.

(7)	Represents the amount of excise tax that would be imposed on the executive under Section 280G of the Code and a tax gross-up amount relating to the payment of such tax. In 2011, we eliminated the tax gross-ups for excise taxes imposed under Section 280G of the Internal Revenue Code from any new Continuity Agreements provided to executive officers.

(8)	This assumes that the presumption that any arrangement entered into within 12 months of a change of control is a parachute payment under Section 280G of the Internal Revenue Code is rebutted and, thus, the retirement benefit for Mr. Newlin is not considered a parachute payment for purposes of the calculations in the table.

Compensation Committee Interlocks and Insider Participation

During 2012, none of our executive officers was a member of the Board of Directors or compensation committee of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

Policy on Related Person Transactions

Under our Guidelines for Ethical Business Conduct, we prohibit all employees, including our officers and non-employee Directors from engaging in activities that would impact their ability to carry out their duties in an independent, objective fashion. We also have adopted a written “Policy for Review of Transactions Between the Company and Its Directors, Executive Officers and Other Related Persons.” This policy requires an initial review by our Chief Legal Officer, Chief Financial Officer and Ethics and Compliance Officer, in consultation with each other (the “Reviewing Team”), of all transactions, arrangements or relationships with us in which any Director, executive officer or other related person (including immediate family members of all related persons) has a direct or indirect material interest, which involve $50,000 or more. Further, the Audit Committee must review and approve any transaction that the Reviewing Team determines may be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act or any similar provision. In reviewing the related person transactions, the Reviewing Team and the Audit Committee consider the following factors: (1) whether the transaction is in conformity with our Guidelines for Ethical Business Conduct and is in our best interests; (2) whether the transaction would be in the ordinary course of our business; (3) whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (4) the disclosure standards set forth in Item 404 of Regulation S-K under the Exchange Act or any similar provision; and (5) whether the transaction could call into question the status of any Director or Director nominee as an independent director under the NYSE rules.

Risk Assessment of the Compensation Programs

As part of the Compensation Committee’s annual governance process, in December 2012, we conducted a formal assessment of our compensation programs to ensure they do not create risks that are reasonably likely to have a material adverse effect on PolyOne. With guidance from the Consultant, our Internal Audit and Human Resources groups completed the initial risk assessment of our compensation programs, including those that extend beyond the executive officers. The assessment was reviewed by our legal department and the Consultant, with these groups providing additional analysis and validation of the results. The results of the compensation risk assessment were presented to the Compensation Committee at its December 2012 meeting. The areas we considered in determining that our compensation programs do not pose a material risk to PolyOne included our:

•	Compensation philosophy;

•	Compensation plan design:

¡	Balanced pay mix;

¡	Weightings of measures;

¡	Payout curves; and

¡	Timing of incentive payouts; and

•	Compensation plan governance and oversight:

¡	Selection of performance measures;

¡	Stock ownership requirements;

¡	Clawback policy; and

¡	Hedging policy.

As a result of the assessment, the Compensation Committee concluded that our compensation structures are appropriate and no material risks were identified. Several process improvements have been made as a result of the assessment that will continue to ensure the appropriate level of oversight is in place for these programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in PolyOne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Compensation Committee

of the Board of Directors

Gordon D. Harnett, Chairperson

William H. Powell

Farah M. Walters

William A. Wulfsohn

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Act and Section 14A of the Exchange Act, our Board of Directors is submitting a “Say on Pay” proposal for shareholder consideration. While the vote on Named Executive Officer compensation is non-binding and solely advisory in nature, our Board of Directors and the Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and expect to address them in making future decisions about executive compensation programs.

Currently, advisory “Say on Pay” votes are scheduled to be held once every year. The next advisory vote on Named Executive Officer compensation is expected to occur at our 2014 Annual Meeting of Shareholders.

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of our Board of Directors has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Pay-For-Performance	Setting a significant portion of each Named Executive Officer’s total compensation in the form of variable compensation that is earned when pre-established financial and annual performance goals are achieved.
Align Goals and Objectives with Interests of Shareholders	Focusing incentive programs on the critical performance measures that determine the Company’s overall success and rewarding executives for attainment of short-term results, balanced with the need for sustainable long-term success.
Attract, Motivate and Retain Management	Competing effectively to attract, motivate and retain a management team who leads in setting and achieving the overall goals and objectives of the Company.

We believe you should vote “FOR” our Named Executive Officer compensation program because the compensation actually earned by our Named Executive Officers for 2012 performance, as summarized below, was aligned with both our pay-for-performance objectives and our Company’s performance. 2012 was another strong year for PolyOne as described above under “Compensation Discussion and Analysis.” Each of our three strategic platforms achieved record levels of Adjusted Operating Income and Operating Margins, despite recessionary conditions in Europe. Guided by our strong performance results for 2012 and in prior years, our key pay decisions and actions for 2012 included:

•

Our Named Executive Officers (other than Mr. Rosenau) earning Annual Plan payouts at 187.4% of their target Annual Plan opportunities based upon exceeding the target performance goals under that plan. Mr. Rosenau is the only Named Executive Officer with responsibility for business unit specific results, and his Annual Plan opportunity and payout of 200% is based on business unit specific performance goals.

•

Maintaining the performance measure for our long-term cash-settled performance units awards granted in 2012 as Adjusted Earnings Per Share in order to drive improvements in shareholder value, with a three-year performance period. However, there are four individual performance periods (three one-year periods and one three-year aggregate period), weighted 25% each to drive annual performance as well as maximize long-term performance; and

•	Paying out cash-settled performance units granted in 2010, based on attainment of 200% of target level performance for our achievement of Working Capital as a Percentage of Sales goals in 2010.

As described above, our recent key pay decisions have been linked to our performance in terms of key business metrics that drive long-term shareholder value. For example, for 2012, we achieved 180.7% of our Company Adjusted Operating Income goal and 200% of our consolidated Working Capital as a Percentage of Sales goal established under our short-term cash incentive program, which primarily drove the 2012 Annual Plan payouts described above. In addition, our time and performance based stock appreciation rights help drive long-term shareholder value. These awards deliver value to our Named Executive Officers only to the extent our shareholders realize increased stock price value. Our stock price has risen to $20.42 as of December 31, 2012 from $11.55 on December 30, 2011. Our Named Executive Officers have realized value for these awards as our shareholders have realized increased stock price value in their investment since those dates.

Based on these demonstrated links between pay and performance, as well as our more in-depth discussion in “Compensation Discussion and Analysis” above of how our CEO’s compensation has been commensurate with performance in recent years, we believe we have successfully implemented a pay-for-performance culture at PolyOne.

In 2012, we also maintained or implemented pay practices favored by a number of institutional shareholders and their advisors, including:

•

We revised our relocation policy as it relates to the loss on the sale of an executive’s residence. We limit the amount of the reimbursable loss provided to the Named Executive Officers to 80% of the loss, with a maximum total reimbursement of $85,000. In addition, no tax gross-ups on reimbursed losses are provided for this group.

•	We also maintain stock ownership guidelines for our Named Executive Officers that are denominated in shares. All of our Named Executive Officers exceed the Guidelines applicable to them.

•	We eliminated the use of excise tax gross-up provisions in all management continuity agreements offered to newly hired executives.

•	We instituted a policy prohibiting our Named Executive Officers and Directors from both pledging company stock and engaging in speculative transactions involving our securities.

The Board of Directors believes the Company’s compensation programs demonstrate a clear link between pay and performance, especially for 2012. The Board of Directors urges you to review carefully the “Compensation Discussion and Analysis” section of this Proxy Statement that describes our compensation philosophy and programs in greater detail and to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Our Board of Directors unanimously recommends a vote FOR Proposal 2 to approve, on an advisory basis, our Named Executive Officer compensation.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2013. The Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditors. The Board of Directors is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders. The affirmative vote of a majority of the shares voting on this proposal is required for ratification.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the year ended December 31, 2012.

Our Board of Directors unanimously recommends a vote FOR Proposal 3 to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

Independent Registered Public Accountant Services and Related Fee Arrangements

Services provided by Ernst & Young LLP, our independent registered public accounting firm, and related fees in each of the last two fiscal years were as follows:

Audit Fees.    Audit services include the annual audit of the financial statements, the audit of internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, the issuance of comfort letters, review of registration statements filed with the SEC and international statutory audits. Fees for audit services totaled $2,694,800 in 2012 and $2,312,600 in 2011. The full Audit Committee or the Chair of the Audit Committee pre-approved all audit services and related fee arrangements billed for 2012 in accordance with the Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements.

Audit-Related Fees.    Audit-related services principally include audits of businesses identified for divestment. Fees for audit-related services totaled $149,450 in 2012 and $379,300 in 2011. The Audit Committee pre-approved all audit-related fee arrangements billed for 2012.

Tax Fees.    Tax services include tax compliance, tax advice and tax planning. Fees for tax services totaled $645,300 in 2012 and $1,175,800 in 2011. The Audit Committee pre-approved all tax fee arrangements billed in 2012.

All Other Fees.    No fees for other services were billed in 2012 and 2011.

Our Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements (the “Pre-Approval Policy”) requires our Audit Committee to pre-approve all audit and non-audit services performed by Ernst & Young LLP in order to assure that the provision of such services and related fee arrangements do not impair Ernst & Young LLP’s independence. Under the Pre-Approval Policy, the Audit Committee may delegate pre-approval authority to one or more of its members, and the member or members to whom the Audit Committee delegates such authority must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has formally delegated this pre-approval authority to its Chair. Management has no authority to approve services performed by Ernst & Young LLP that have not been pre-approved by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

Ernst & Young LLP will provide us a description of work scope and supporting back-up documentation regarding the specific services they will provide. At each meeting of the Audit Committee, the current year’s previously pre-approved independent auditor fees along with any proposed revisions will be presented for approval. Any interim requests between Audit Committee meetings to provide services that require separate pre-approval will be submitted to the Audit Committee or the Audit Committee Chair by Ernst & Young LLP and our Chief Financial Officer, or Controller, and must include a statement as to whether, in each of their respective views, the request is consistent with the Commission’s rules on auditor independence.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities to shareholders relating to the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of the company’s internal and independent auditors. Management has the primary responsibility for the completeness and accuracy of the company’s financial statements and disclosures, the financial reporting process and the effectiveness of the company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management and the independent auditors including any significant changes in the company’s selection or application of accounting principles. The Committee also reviewed and discussed with management and the independent auditors management’s report on internal control over financial reporting, including the significance and status of control deficiencies identified by management and the results of remediation efforts undertaken, to determine the effectiveness of internal control over financial reporting at December 31, 2012.

The Committee reviewed with the independent auditors, which have the responsibility for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles and applicable rules and regulations, their judgments as to the quality, not just the acceptability, of PolyOne’s critical accounting principles and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Committee also reviewed with the independent auditors their report on the company’s internal control over financial reporting at December 31, 2012, including the basis for their conclusions. The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, Ernst & Young LLP has provided the Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence and the Committee has discussed with Ernst & Young LLP their firm’s independence from management and PolyOne. The Committee has pre-approved all audit and non-audit services and fees provided to the company by the independent auditors. Based upon the Committee’s considerations, the Committee has concluded that Ernst & Young LLP is independent. The Committee discussed with PolyOne’s internal and independent auditors the overall scope and audit plans and evaluated their performance. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of PolyOne’s internal control over financial reporting, and the overall quality of PolyOne’s financial reporting. The Audit Committee met eight times during 2012.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

The Committee has re-appointed Ernst & Young as independent auditors for the year 2013.

All members of the Audit Committee concur in this report.

The Audit Committee of the Board of Directors

Richard H. Fearon, Chairperson

Carol A. Cartwright

Gordon D. Harnett

Richard A. Lorraine

February 15, 2013

GENERAL

Voting at the Meeting

Shareholders of record at the close of business on March 18, 2013 are entitled to vote at the meeting. On that date, a total of 99,768,712 common shares were outstanding. Each share is entitled to one vote.

The affirmative vote of a majority of the common shares represented and voting, in person or by proxy, at any meeting of shareholders at which a quorum is present is required for action by shareholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Ohio law. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Annual Meeting of Shareholders.

Directors are elected by a plurality of the votes of shares present, in person or by proxy, and entitled to vote on the election of Directors at a meeting at which a quorum is present. An abstention or a broker non-vote has the same effect as a vote against a Director nominee, as each abstention or broker non-vote would be one less vote in favor of a Director nominee. Your broker or other nominee will not be able to vote your shares with respect to the election of Directors if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder. Holders of common shares have no cumulative voting rights. If any of the nominees listed on pages 4 through 8 becomes unable or declines to serve as a Director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, we have no reason to believe that this will occur.

Because the vote to approve Named Executive Officer compensation is advisory, there is technically no minimum vote requirement for the proposal. An abstention or broker non-vote will have no effect on the proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast.

The affirmative vote of holders of at least a majority of the shares cast, in person or by proxy, is necessary for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. Because the proposal to ratify the appointment of Ernst & Young LLP is considered “routine,” your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. An abstention will have no effect on this proposal as the abstention will not be counted in determining the number of votes cast.

We know of no other matters that will be presented at the meeting; however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

Shareholder Proposals

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received on or before December 3, 2013. We suggest that all proposals be sent by certified mail, return receipt requested.

Additionally, a shareholder may submit a proposal for consideration at the 2014 Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Regulation 8(c) of our Regulations. In general, Regulation 8(c) provides that, to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. If the date of the 2014 Annual Meeting of Shareholders is delayed by more than 60 calendar days after the anniversary of the 2013 Annual Meeting of Shareholders, then a shareholder’s notice must be delivered to our principal executive offices not later than the close of business on the later of the 90th day prior to the 2014 Annual Meeting of Shareholders or the 10th calendar day following the day on which public announcement of the date of the 2014 Annual Meeting of Shareholders is first made.

Our proxy materials for the 2013 Annual Meeting of Shareholders will be mailed on or about April 2, 2013. Sixty days prior to the first anniversary of this date will be February 1, 2014, and 90 days prior to the first anniversary of this date will be January 2, 2014. Our proxies for the 2014 Annual Meeting of Shareholders will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Regulation 8(c). For business to be properly requested by a shareholder to be brought before the 2014 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of Regulation 8(c), not just the timeliness requirements set forth above.

Proxy Solicitation

We are making this proxy solicitation and will bear the expense of preparing, printing and mailing this notice and proxy statement. In addition to requesting proxies by mail, our officers and regular employees may request proxies by telephone or in person. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to assist in the solicitation for an estimated fee of $7,500 plus reasonable expenses. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. We will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

We are mailing our Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 2012, to shareholders of record with this proxy statement.

We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ending December 31, 2012, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K or for information on how to obtain directions to be able to attend the Annual Meeting of Shareholders and vote in person should be directed to: PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Secretary.

For the Board of Directors

PolyOne Corporation

LISA K. KUNKLE

Vice President, General Counsel and

Secretary

April 2, 2013

Appendix A

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(in millions, except per share data)

Reconciliation to Consolidated Statements of Income	Year Ended December 31, 2012		Year Ended December 31, 2011
	$	EPS	$	EPS
Net income attributable to PolyOne common shareholders	$71.9	$0.80	$172.6	$1.83
SunBelt equity income, after tax	—	—	(3.7)	(0.04)
Special items, after-tax (a)	35.7	0.40	(30.5)	(0.32)
Tax adjustments (b)	0.5	—	(42.3)	(0.45)

Adjusted net income / EPS	$108.1	$1.20	$96.1	$1.02

(a)	Special items is a non-GAAP financial measure. Special items include charges related to specific strategic initiatives or financial restructurings such as: consolidation of operations; debt extinguishment costs; employee separation costs resulting from personnel reduction programs, plant phaseout costs, executive separation agreements; asset impairments; mark-to-market adjustments associated with actuarial gains and losses on pension and other postretirement benefit plans; environmental remediation costs, fines or penalties for facilities no longer owned or closed in prior years; gains and losses on the divestiture of operating businesses, joint ventures and equity investments; gains and losses on facility or property sales or disposals; results of litigation, fines or penalties, where such litigation (or action relating to the fines or penalties) arose prior to the commencement of the performance period; acquisition related costs incurred directly in connection with potential or completed acquisitions; unrealized gains and losses from foreign currency option contracts; other one-time, non-recurring items; and the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results.

(b)	Tax adjustments include the net tax loss (benefit) from one-time income tax items and deferred income tax valuation allowance adjustments.

Reconciliation to Consolidated Operating Income	Year Ended December 31,
	2012	2011
Operating income adjusted	$221.0	$180.6
SunBelt equity income	—	5.7
Special items in operating income	(53.9)	46.7

Operating income – GAAP	$167.1	$233.0

A-1

PolyOne Corporation

Summary of Special Items (Unaudited)

(In millions, except per share data)

Special items:	Year Ended December 31,
	2012	2011
Cost of sales:
Employee separation and plant phaseout costs	$(0.4)	$(1.2)
Reimbursement of previously incurred environmental costs	—	3.3
Environmental remediation costs	(12.8)	(9.7)
Acquisition related costs	(5.4)	(1.4)
Pension and other post-retirement mark-to-market adjustment	(1.3)	(2.5)

Impact on cost of sales	(19.9)	(11.5)

Selling and administrative expense:
Employee separation and plant phaseout costs	(11.1)	(1.6)
Legal related costs	(0.6)	—
Unrealized loss on foreign currency option contracts	(1.1)	—
Acquisition related costs	(3.9)	(5.2)
Pension and other post-retirement mark-to-market adjustment	(40.7)	(81.3)

Impact on selling and administrative expense	(57.4)	(88.1)

Gain on sale of investment in equity affiliates	23.4	146.3

Impact on operating income (loss)	$(53.9)	$46.7

A-2

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/pol

Use the Internet to vote your proxy until

11:59 p.m. (CT) on May 14, 2013.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy

until 11:59 p.m. (CT) on May 14, 2013.

MAIL – Mark, sign and date your proxy

card and return it in the postage-paid

envelope provided.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.

ò    Please detach here    ò

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of directors:

01 Sandra Beach Lin            05 Gordon D. Harnett     09 Farah M. Walters

02 Dr. Carol A. Cartwright    06 Richard A. Lorraine   10 William A.  Wulfsohn

03 Richard H. Fearon           07 Stephen D. Newlin

04 Gregory J. Goff                08 William H.  Powell

	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve the advisory resolution on named executive officer compensation.	☐	For	☐	Against	☐	Abstain

3.	Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2013.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Meeting Attendance? Mark box if you plan to attend 2013 Annual Meeting of Shareholders: ☐

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing proxy.

PolyOne Corporation

2013 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 15, 2013

9:00 a.m.

PolyOne Corporation Headquarters

33587 Walker Road

Avon Lake, Ohio 44012

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 15, 2013.

The shares of common stock you hold will be voted as you specify on the reverse side.

If no choice is specified, this proxy will be voted FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

By signing this proxy, you revoke all prior proxies and appoint Richard J. Diemer, Lisa K. Kunkle and Kenneth M. Smith, and each of them, with full power of substitution, to vote your common shares of PolyOne Corporation, held of record on March 18, 2013, on the matters shown on the reverse side hereof and on any other matters that may come before the Annual Meeting of Shareholders and all adjournments.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the

Trustee to vote your shares in the same manner as if you marked, signed and returned your voting instruction card.

INTERNET – www.eproxy.com/pol

Use the Internet to vote until

11:59 p.m. (CT) on May 13, 2013.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote

until 11:59 p.m. (CT) on May 13, 2013.

MAIL – Mark, sign and date your

voting instruction card and return it in the postage-paid envelope provided.

If you vote by internet or by telephone, you do NOT need to mail back your voting instruction card.

ò    Please detach here    ò

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of directors:

01 Sandra Beach Lin            05 Gordon D. Harnett     09 Farah M. Walters

02 Dr. Carol A. Cartwright    06 Richard A. Lorraine   10 William A.  Wulfsohn

03 Richard H. Fearon           07 Stephen D. Newlin

04 Gregory J. Goff                08 William H.  Powell

	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve the advisory resolution on named executive officer compensation.	☐	For	☐	Against	☐	Abstain

3.	Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2013.	☐	For	☐	Against	☐	Abstain

Meeting Attendance? Mark box if you plan to attend 2013 Annual Meeting of Shareholders: ☐

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on voting instruction card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority.

PolyOne Corporation

2013 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 15, 2013

9:00 a.m.

PolyOne Corporation Headquarters

33587 Walker Road

Avon Lake, Ohio 44012

voting instructions

This voting instruction card is solicited by the Board of Directors in connection with the Annual Meeting of Shareholders on May 15, 2013.

As a participant under either the PolyOne Retirement Savings Plan or the PolyOne Canada Inc. Retirement Savings Program (each a “Plan”), I hereby direct New York Life Trust Company as trustee of The PolyOne Retirement Savings Plan or Sun Life Financial as trustee of the PolyOne Canada Inc. Retirement Savings Program (each a “Trustee”) to vote (in person or by proxy), as designated on the reverse side, the whole number of common shares of PolyOne Corporation that are held by the Trustee and attributable to my interest in the Plan on March 18, 2013, and also a proportionate number of shares as of such date as to which no directions have been received, at the Annual Meeting of Shareholders to be held on May 15, 2013.

See reverse for voting instructions.